EXECUTION VERSION

STOCK PURCHASE AGREEMENT
BY AND AMONG
DIGITAL TURBINE MEDIA, INC.,
ACME MOBILE, LLC,
MOBILE POSSE, INC.
AND
THE EQUITYHOLDERS

DATED AS OF FEBRUARY 6, 2020

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ARTICLE 1	PURCHASE OF COMPANY SECURITIES	1

1.1	Purchase and Sale of Company Securities	1
1.2	Purchase Price	1
1.3	Payments at Closing	6
1.4	Purchase Price Adjustment	7
1.5	Seller 2018 Equity Incentive Plan	10
1.6	R&W Insurance Policy	10

ARTICLE 2	REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY	10

2.1	Organization and Qualification; Subsidiaries	10
2.2	Authorization; Enforceability	11
2.3	Capitalization	11
2.4	No Violation	12
2.5	Consents	12
2.6	Financial Statements	12
2.7	Accounts Receivable	13
2.8	Absence of Undisclosed Liabilities	13
2.9	Absence of Certain Changes	14
2.1	Material Contracts	15
2.11	Title and Related Matters	17
2.12	Real Property	17
2.13	Litigation	18
2.14	Tax Matters	18
2.15	Compliance with Laws; Permits	20
2.16	Privacy Laws	20
2.17	ERISA	20
2.18	Employees and Related Matters	22
2.19	Intellectual Property	24
2.2	Environmental Matters	29
2.21	Dealings with Affiliates	29
2.22	Insurance	29
2.23	Brokerage and Transaction Based Fees	29
2.24	Suppliers and Customers	29
2.25	Improper and Other Payments	30
2.26	Bank Accounts; Powers of Attorney	30

ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF THE EQUITYHOLDERS	30

3.1	Authorization; Enforceability	30
3.2	Title to Securities	31
3.3	No Consents	31
3.4	Litigation	31
3.5	No Violation	31

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ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	31

4.1	Organization and Qualification	31
4.2	Authorization, Etc	31
4.3	No Violation	32
4.4	No Consents	32
4.5	Investment Intent	32
4.6	Brokerage	32
4.7	Sufficient Funds	32
4.8	HSR Act Matters	32
4.9	No Other Representations and Warranties; Non-Reliance	33

ARTICLE 5	PRE-CLOSING COVENANTS	33

5.1	Further Assurances; Fulfillment of Conditions	33
5.2	Conduct of the Business	33
5.3	Interim Financial Information	34
5.4	Exclusivity	35
5.5	Confidentiality	35
5.6	Full Access and Disclosure	36
5.7	Cooperation with Financing	36
5.8	Public Announcements	37
5.9	Notification	37
5.1	R&W Insurance	38
5.11	D&O Indemnification	38
5.12	D&O Tail Insurance Policy	38

ARTICLE 6	POST-CLOSING COVENANTS	39

6.1	Deliveries After Closing	39
6.2	Non-Disclosure; Non-Competition; Non-Solicitation	39
6.3	Public Announcements	41
6.4	Use of Name	42
6.5	Employees and Benefits	42
6.6	R&W Insurance Policy	43

ARTICLE 7	CLOSING; CLOSING CONDITIONS	43

7.1	Closing	43
7.2	Conditions to the Obligations of the Purchaser	43
7.3	Conditions to the Obligations of the Seller Parties	45

ARTICLE 8	TAX MATTERS	46

8.1	Pre-Closing Returns	46
8.2	Allocations	47

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8.3	Cooperation and Records Retention	47
8.4	Termination of Tax Arrangements	47
8.5	Transfer Taxes	47
8.6	Withholding	48

ARTICLE 9	INDEMNIFICATION	48

9.1	Survival	48
9.2	Monetary and Other Limitations	49
9.3	Indemnification by the Seller Parties	50
9.4	Indemnification by the Purchaser	51
9.5	Notice of Claims; Third Party Claims; Direct Claims	51
9.6	Security for the Indemnification Obligation	53
9.7	Exclusive Remedy	54

ARTICLE 10	TERMINATION	55

10.1	Methods of Termination	55
10.2	Purchaser Termination Fee	55
10.3	Procedure Upon Termination	56

ARTICLE 11	MISCELLANEOUS PROVISIONS	56

11.1	Amendment and Modification	56
11.2	Waiver of Compliance; Consents	56
11.3	Notices	57
11.4	Assignment	58
11.5	Governing Law	58
11.6	Counterparts	58
11.7	Headings	58
11.8	Entire Agreement	58
11.9	Delays or Omissions	58
11.1	Severability	59
11.11	Expenses	59
11.12	No Third Party Beneficiaries	59
11.13	Disclosure Schedule; Exhibits	59
11.14	No Strict Construction	59
11.15	Construction	59
11.16	Recitals	60
11.17	Time of the Essence	60
11.18	Legal Representation	60

EXHIBIT:

Exhibit A	Definitions

Exhibit B	Escrow Agreement

Exhibit C	Form of Release

Exhibit D	R&W Insurance Binder

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STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT (this “Agreement”), dated February 6, 2020, is by and among Digital Turbine Media, Inc., a Delaware corporation (the “Purchaser”), ACME Mobile, LLC, a Delaware limited liability company (the “Seller”), Mobile Posse, Inc., a Delaware corporation (the “Company”), and certain of the equityholders of the Seller, as listed on the signature pages hereto under the heading “Equityholders” (the “Equityholders” and, along with the Seller, the “Seller Parties”). The Seller and the Company are referred to collectively herein as the “Company Parties” and, individually, as a “Company Party”. The Purchaser, the Company, the Seller, and the Equityholders are referred to collectively herein as the “Parties” and, individually, as a “Party.” Capitalized terms used herein and not otherwise defined will have the meanings set forth in Exhibit A attached hereto.
RECITALS
WHEREAS, the Company is in the business of providing media and other content to smart device users through wireless carriers and handsets by original equipment manufacturers (collectively, the “Business”);
WHEREAS, the Seller owns one hundred percent (100%) of the issued and outstanding Securities of the Company (the “Company Securities”);
WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Seller desires to sell to the Purchaser, and the Purchaser desire to acquire from the Seller, one hundred percent (100%) of the Company Securities, free and clear of all Liens;
WHEREAS, the Seller and the Board of Directors of the Company (or similar governing body) have approved the sale of the Company Securities, upon the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE 1
PURCHASE OF COMPANY SECURITIES
1.1    Purchase and Sale of Company Securities. Upon the terms and subject to the conditions of this Agreement, the Seller will sell, assign, convey, and transfer to the Purchaser, and the Purchaser will purchase from the Seller, on the Closing Date, all of the Company Securities, free and clear of all Liens.

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1.2    Purchase Price. In consideration for the conveyance of the Company Securities and in reliance on the representations, warranties, covenants, and agreements of the Seller Parties contained in this Agreement and the other Transaction Documents, subject to adjustment pursuant to Section 1.4 and as otherwise set forth in this Agreement, the aggregate purchase price to be paid to the Seller for the Company Securities to be purchased pursuant to Section 1.1 will be an aggregate amount (the “Purchase Price”) equal to:
(a)    $41,500,000 in cash (the “Closing Cash Consideration Amount”); and
(b)    Subject to Section 1.2(c), payments in cash calculated as follows (the “Earn-Out Payments”):
(i)    during the First Earn-Out Period:
(A)    if Net Revenues for the applicable three-month period equals or exceeds eighty-four percent (84%) of the Business Plan with respect to such three-month period, an amount equal to one hundred percent (100%) of such Net Revenues;
(B)    if Net Revenues for the applicable three-month period equals or exceeds seventy-four percent (74%) of the Business Plan with respect to such three-month period and is less than eighty-four percent (84%) of the Business Plan with respect to such three-month period, an amount equal to seventy-five percent (75%) of such Net Revenues;
(C)    if Net Revenues for the applicable three-month period equals or exceeds sixty-five percent (65%) of the Business Plan with respect to such three-month period and is less than seventy-four percent (74%) of the Business Pan with respect to such three-month period, an amount equal to fifty percent (50%) of such Net Revenues;
(D)    if Net Revenues for the applicable three-month period is less than sixty-five percent (65%) of the Business Plan with respect to such three-month period, no payment shall be made with respect to such three-month period.
(ii)    during the Second Earn-Out Period:
(A)    if Net Revenues for the applicable three-month period equals or exceeds eighty-four percent (84%) of the Business Plan with respect to such three-month period, an amount equal to seventy-five percent (75%) of such Net Revenues;
(B)    if Net Revenues for the applicable three-month period equals or exceeds seventy-four percent (74%) of the Business Plan with respect to such three-month period and is less than eighty-four percent (84%) of the Business Plan with respect to such three-month period, an amount equal to fifty percent (50%) of such Net Revenues;
(C)    if Net Revenues for the applicable three-month period equals or exceeds sixty-five percent (65%) of the Business Plan with respect to such three-month period and is less than seventy-four percent (74%) of the Business Plan with respect to such three-month period, an amount equal to thirty percent (30%) of such Net Revenues;

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(D)    if Net Revenues for the applicable period is less than sixty-five percent (65%) of the Business Plan with respect to such three-month period, no payment shall be made with respect to such three-month period.
(iii)    The Purchaser will calculate and make the Earn-Out Payments on a trimonthly basis for each full three-month period during the Earn-Out Periods within thirty (30) days following the end of such three-month period; provided, that, acceptance of such Earn-Out Payments will not affect the Seller’s rights under Section 1.2(b)(v); provided further, that, following the expiration of the First Earn-Out Period, the Purchaser will calculate (the “True-Up Calculation”) the aggregate payment amount for the entire First Earn-Out Period as determined under Section 1.2(b)(i) (but determined in the aggregate based on the entirety of the First Earn-Out Period, as may be adjusted pursuant to Section 1.2(c), rather than on a trimonthly basis), and deliver such calculation in writing to the Seller (an “Earn-Out Statement”) within thirty (30) days following the expiration of the First Earn-Out Period. If such aggregate payment amount for the entirety of the First Earn-Out Period (as may be adjusted pursuant to Section 1.2(c)) is (A) greater than the aggregate trimonthly Earn-Out Payments paid in respect of the First Earn-Out Period (including deemed payments under Section 1.4(b)(vii), Article 9 and this Section 1.2(b)(iii) and the Earn-Out Payment amounts calculated for any months within the First Earn-Out Period with respect to which a trimonthly payment or deemed payment has not yet been made), the Purchaser will pay such excess amount to the Seller or (B) less than the aggregate trimonthly payments paid in respect of the First Earn-Out Period (including deemed payments under Section 1.4(b)(vii), Article 9 and this Section 1.2(b)(iii) and the Earn-Out Payment amounts calculated for any months within the First Earn-Out Period with respect to which a trimonthly payment or deemed payment has not yet been made), the Seller will pay such difference to the Purchaser. If the Purchaser is entitled to receive an amount from the Seller based on the True-Up Calculation (and after resolution of any dispute related thereto under Section 1.2(b)(v)), (X) the Seller will pay such amount to the Purchaser within ten (10) Business Days after such amount is finally determined under this Section 1.2(b) and (Y) the Purchaser will be entitled to offset such amount against payments due in respect of the Second Earn-Out Period (and such offset amounts shall be “deemed payments” for purposes of the True-Up Calculation hereunder). If, based on the True-Up Calculation for the First Earn-Out Period and after resolution of any dispute related thereto under Section 1.2(b)(v), it is determined that the Purchaser owes additional Earn-Out Payments to the Seller, the Purchaser will pay such amount to the Seller within ten (10) Business Days after such amount is finally determined under this Section 1.2(b). In the event the Purchaser fails to pay the Seller when due any amount owed under this Section 1.2(b), the Purchaser will pay the Seller interest on such amount at a rate of fifteen percent (15%) per annum until such amount is paid in full. The Purchaser shall not subordinate any of its payment or other obligations under this Agreement or any other Transaction Documents, other than under its existing secured indebtedness as of the Closing Date (as such indebtedness may be amended, replaced or refinanced from time to time or increased from time to time up to an amount not to exceed $50,000,000 in the aggregate. Notwithstanding anything else in this Agreement, such subordination will not relieve the Purchaser of any of its obligations under the Transaction Documents, including its obligation to pay any applicable interest as described in this paragraph.

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(iv)    During the Earn-Out Periods, the Purchaser will:
(A)    maintain a separate accounting for the Company for purposes of determining Net Revenues of the Company;
(B)    act in good faith in commercially supporting the business of the Company, including with a view to allowing the Company the opportunity to earn the Earn-Out Payments for the Seller, including but not limited to making commercially reasonable capital available to the Company consistent with its ordinary course budgeting; and
(C)    not, and will cause the Company not to, take any action, or omit to take any action, in bad faith with an intent to reduce the ability of the Company to earn the Earn-Out Payments for the Seller.
(v)    Dispute Resolution. Following delivery of each Earn-Out Statement pursuant to Section 1.2(b)(iii), the Purchaser will provide the Seller with such information and documentation as may be reasonably requested by the Seller for purposes of reviewing the applicable Earn-Out Statement and the Purchaser will make its employees, advisors and Representatives reasonably available (during normal business hours and upon reasonable notice) to the Seller for the purposes of discussing the applicable Earn-Out Statement and the calculations and determinations contained therein. During the thirty (30) day period following the Purchaser’s delivery of each Earn-Out Statement, the Seller may object to any of the calculations and determinations contained in such Earn-Out Statement by delivering written notice thereof to the Purchaser (an “Earn-Out Objection Notice”) describing such objection in reasonable detail. If no Earn-Out Objection Notice is delivered to the Purchaser within the applicable period or if the Seller delivers to the Purchaser a notice of acceptance of the calculations and determinations, the Seller will no longer be able to challenge the applicable Earn-Out Statement or any of the calculations or determinations contained therein, all of which will become final and binding on the Parties. If an Earn-Out Objection Notice is timely delivered, the Purchaser and the Seller will attempt in good faith to resolve the objections stated therein. If the Purchaser and the Seller are unable to reach agreement within thirty (30) days after an Earn-Out Objection Notice has been given, the Purchaser and the Seller will submit all unresolved objections contained in the Earn-Out Objection Notice to the Independent Accountant. The Independent Accountant will be directed to review such items in accordance with the dispute resolution procedures set forth in Section 1.2(b)(iv) as if they applied to the resolution of such objections mutatis mutandis and, within thirty (30) days, make a determination of such objections. The resolution of the dispute by the Independent Accountant will be final and binding on the Parties, absent Fraud. The fees and expenses of the Independent Accountant will be borne as specified in the procedures set forth in Section 1.4(b)(iv) as if they applied to the resolution of the objections pursuant to this Section 1.2(b)(v) mutatis mutandis. If an additional payment is due to be paid to the Seller or the Purchaser pursuant to determination by the Independent Accountant pursuant to this Section 1.2(b)(iv), the Purchaser or the Seller, as the case may be, will pay to the other Party such payment within ten (10) Business Days after such determination.
(vi)    For purposes of this Section 1.2(b): (A) “Net Revenues” means (1) 100% of the revenues, less the associated revenue shares, related to sales of the Company’s existing products as of the date hereof, including, but not limited to those listed on Schedule 1.2(b)(vi)(1),

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and any successor, derivative, related or later versions of such products or other products within the scope of the Business (collectively, the “Company Products”) to any of the Company’s customers or prospects listed on Schedule 1.2(b)(vi)(1) (including, for the avoidance of doubt, end user consumers); and (2) 25% of all other net revenues related to sales of the Company Products, in each case, net revenues of the Company as determined in accordance with GAAP; (B) “First Earn-Out Period” means the nine-month period beginning on the first day of the first full calendar month following the Closing Date and ending on the last day of the ninth full calendar month following the Closing Date; (C) “Second Earn-Out Period” means the three-month period beginning on the first day following the expiration of the First Earn-Out Period and ending on the last day of the twelfth full calendar month following the Closing Date; and (D) “Earn-Out Period” means either the First Earn-Out Period or the Second Earn-Out Period and “Earn-Out Periods” means collectively the First Earn-Out Period and the Second Earn-Out Period.
The Purchase Price will be paid in the manner set forth in Sections 1.3 and 1.4. Upon receipt of finally determined Earn-Out Payments by the Seller, the Purchaser will have no further liability arising out of the further distribution of such Earn-Out Payments to the Seller Parties and other holders of Securities of the Seller.
(c)    If, during the Earn-Out Period, the Identified Party terminates the Identified Contract (other than a termination as a result of a Breach of such Identified Contract caused by the Purchaser) and none of the Purchaser or any of its Affiliates enter into any Contract with the Identified Party or any of its Affiliates during the 12-month period following such termination, then the effective date of such termination shall serve as the final date of the Earn-Out Periods under this Agreement and no Earn-Out Payments will be made with respect to Net Revenues for the periods following such date. For the avoidance of doubt, the True-Up Calculation with respect to the applicable Earn-Out Period shall be adjusted accordingly so that the post-termination period has no impact on the achievement of the Earn-Out Payments based on pre-termination Net Revenues.
(d)    If, prior to the expiration of the sixth (6th) complete month during the First Earn-Out-Period, Jonathan Jackson ceases to be employed by the Company to manage the Business for a period of longer than 10 Business Days, other than due to voluntary termination of employment by Mr. Jackson for longer than 10 Business Days or the termination of Mr. Jackson’s employment as a result of his death or disability or a termination by the Company for Cause (the “Acceleration Condition”), then, for the month during which the Acceleration Condition occurs and each month remaining during the Earn-Out Periods, (i) the Earn-Out Payments will be calculated in accordance with Section 1.2(b)(i)(A) for such months during the First Earn-Out Period and Section 1.2(b)(ii)(A) for such months during the Second Earn-Out Period, (ii) the Net Revenues for each such month will, (A) if the Net Revenues for the month during which the Acceleration Condition occurs is less than one-hundred percent (100%) of the Business Plan with respect to such month, be deemed to equal one hundred percent (100%) of the Business Plan with respect to each such month, and (B) if the Net Revenues for the month during which the Acceleration Condition occurs equal or exceed one-hundred percent (100%) of the Business Plan with respect to such month, be deemed to equal one hundred twenty-five percent (125%) of the Business Plan with respect to each such month (the payments calculated in accordance with clause (i) and clause (ii), the “Acceleration Condition Payments”), and (iii) all Acceleration Condition Payments will be due and payable to Seller within 10 Business Days following the end of the three-month period during which the Acceleration Condition occurs.

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(e)    During the Earn-Out Periods, the Purchaser shall provide to the Seller financial and business information and reports prepared by the Purchaser or the Company reasonably relating to Purchaser’s calculations of the Earn-Out Payments, including but not limited to all information reasonably requested by the Seller related to the Earn-Out Payments.
1.3    Payments at Closing.
(a)    Closing Payment Amount. Subject to adjustment as set forth in Section 1.4, on the Closing Date, the Purchaser will pay to the Seller an aggregate amount equal to (i) the Closing Cash Consideration Amount, minus (ii) the General Escrow Amount, minus (iii) the Special Escrow Amount, minus (iv) the Indebtedness Payoff Amount, minus (v) the unpaid Transaction Expenses, plus (vi) the amount of Cash as of the Closing, plus (vii) the Estimated Working Capital Surplus, if applicable, minus (viii) the Estimated Working Capital Shortfall, if applicable (such net amount, the “Closing Payment Amount”), by wire transfer of immediately available funds in the amount and to the bank account(s) set forth on the Funds Flow. Upon receipt of the Closing Payment Amount by the Seller or its designees in accordance with the Funds Flow, the Purchaser will have no further liability arising out of the further distribution of the Closing Payment Amount to the Seller Parties and other holders of Securities of the Seller.
(b)    Payment of Indebtedness. On the Closing Date, the Purchaser will pay, or cause to be paid, on behalf of the Company, the Indebtedness Payoff Amount by wire transfer of immediately available funds to the Closing Indebtedness Holder(s) or bank account(s) specified in such payoff letter(s) and instructions delivered by the Closing Indebtedness Holder(s) (the “Payoff Letter(s)”) with respect to the Indebtedness Payoff Amount set forth on the Funds Flow. Pursuant to any such Payoff Letter(s), each Closing Indebtedness Holder will have been paid in full for any and all outstanding notes (or similar debt instruments) relating to such Closing Indebtedness Holder’s Indebtedness Payoff Amount and, in the event such Indebtedness Payoff Amount is secured, all related Liens will have been released with corresponding Lien releases being delivered to the Purchaser concurrently upon such Closing Indebtedness Holder’s receipt of payment of the amount specified, with the result that immediately following the Closing there will be no outstanding Indebtedness Payoff Amount or any other obligation with respect (including any Lien or Guarantees) to the Purchaser and the Company to any Closing Indebtedness Holder.
(c)    Payment of Transaction Expenses. On the Closing Date, the Purchaser will pay, or cause to be paid, on behalf of the Company and the Seller Parties, the unpaid Transaction Expenses by wire transfer of immediately available funds to the Persons and bank account(s) specified in the Funds Flow.
(d)    Escrow Account. On the Closing Date, the Purchaser will deposit (i) $207,500 (the “General Escrow Amount”) and (ii) if the Specified Matter has not been settled or otherwise resolved prior to the Closing Date, $500,000 (the “Special Escrow Amount”), provided that, if the Specified Matter has been settled or otherwise resolved, then the Special Escrow Amount will not be deposited, into an escrow account (the “Escrow Account”) with the Escrow Agent, to be held and disbursed pursuant to an escrow agreement by and among the Purchaser, the Seller, and the Escrow Agent, in the form attached hereto as Exhibit B (the “Escrow Agreement”). The General Escrow Amount together with all interest and earnings thereon (the “General Escrow Funds”) will be used

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for the purpose of securing the indemnification obligations of the Seller Parties, as applicable, and the post-Closing adjustments to the Purchase Price set forth in this Agreement. The Special Escrow Amount together with all interest and earnings thereon (the “Special Escrow Funds” and, together with the General Escrow Funds, the “Escrow Funds”) will be used for the purpose of settling or otherwise resolving the Specified Matter. The Escrow Funds will be held as a trust fund and will not be subject to any Lien, attachment, trustee process, or any other judicial process of any creditor of any party, and will be held and disbursed solely for the purposes and in accordance with the terms of this Agreement and the Escrow Agreement.
1.4    Purchase Price Adjustment.
(a)    Pre-Closing Adjustments. No later than three (3) Business Days prior to the Closing Date, the Seller will prepare and deliver to the Purchaser a certificate (the “Pre-Closing Statement”) signed by a Representative of the Seller setting forth the Seller’s good faith estimate (as of the Closing Date) of (A) the Indebtedness Payoff Amount to be paid pursuant to Section 1.3(b) (the “Estimated Indebtedness”), (B) the estimated aggregate amount of all Transaction Expenses to be paid pursuant to Section 1.3(c) (the “Estimated Transaction Expenses”), (C) the Working Capital (the “Estimated Working Capital”), (D) the estimated amount of Cash (the “Estimated Cash Amount”), and (E) the Closing Payment Amount payable to the Seller at the Closing pursuant to Section 1.3(a), based on, among other things, the foregoing clauses (A) through (D). Each of the foregoing calculations will be accompanied by reasonable supporting detail therefor. From and after the delivery of the Pre-Closing Statement, the Seller will provide the Purchaser and its Representatives with reasonable access to the financial books and records and other information of the Company or that were used in the preparation of the Pre-Closing Statement that the Purchaser may reasonably request. In the event the Purchaser disagrees with any of the calculations set forth in the Pre-Closing Statement, including the Estimated Working Capital (or any of the components thereof), (y) the Purchaser will notify the Seller in writing of such disagreement, setting forth the basis of such disagreement and (z) the Seller will consider in good faith the Purchaser’s comments to the Pre-Closing Statement and/or any of the components thereof or calculations therein.
(b)    Post-Closing Adjustments.
(i)    No later than sixty (60) days after the Closing Date, the Purchaser will prepare and deliver to the Seller a statement (the “Post-Closing Statement”) setting forth the Purchaser’s good faith calculation (as of the Closing Date) of (A) the Indebtedness Payoff Amount (the “Final Indebtedness”), (B) the aggregate amount of all unpaid Transaction Expenses (the “Final Transaction Expenses”), (C) the Working Capital (the “Final Working Capital”), (D) the amount of Cash (the “Final Cash Amount”), and (E) the Closing Payment Amount (the “Final Closing Payment Amount”), based on, among other things, the foregoing clauses (A) through (D). Each of the foregoing calculations will be accompanied by reasonable supporting detail therefor. During the period commencing on the date the Post-Closing Statement is delivered to the Seller and ending forty-five (45) days thereafter (the “Review Period”), the Purchaser will provide the Seller with reasonable access during normal business hours with at least forty-eight (48) hours prior written notice to any working papers, documents, and data from the Purchaser and/or the Company that were used to prepare the Post-Closing Statement.

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(ii)    During the Review Period, the Seller may provide written notice to the Purchaser disputing all or any part of the Final Indebtedness, the Final Transaction Expenses, the Final Working Capital, the Final Cash Amount, and/or the Final Closing Payment Amount, specifying in reasonable detail those items that the Seller disputes (the proposed adjustment(s) or disputed item(s) to which the Seller objects are referred to herein as the “Disputed Amounts” and the Seller’s objection notice is referred to herein as the “Objection Notice”). If the Seller does not provide an Objection Notice with respect to any such amounts prior to the expiration of the Review Period, any such amounts not so objected to will be final, binding, non-appealable, and conclusive on the Parties.
(iii)    If the Seller delivers an Objection Notice to the Purchaser prior to the expiration of the Review Period, then the Seller and the Purchaser will negotiate in good faith to resolve the Disputed Amounts for twenty (20) days following the Purchaser’s receipt of the Objection Notice (or such longer period as may be agreed to in writing by the Purchaser and the Seller, the “Negotiation Period”). If, during the Negotiation Period, the Seller and the Purchaser are able to resolve any Disputed Amounts, then such agreed upon amounts will be set forth in a writing executed by the Purchaser and the Seller and will become final, binding, non-appealable, and conclusive on the Parties.
(iv)    If a final resolution is not obtained within the Negotiation Period, the Purchaser and the Seller will retain for the benefit of all the Parties a nationally recognized public accounting firm (the “Independent Accountant”) to resolve any remaining Disputed Amounts. If the Independent Accountant is retained, then (A) the Purchaser and the Seller will each submit to the Independent Accountant in writing, not later than fifteen (15) days after the Independent Accountant is retained, their respective positions with respect to the Disputed Amounts, together with such supporting documentation as they deem necessary or as the Independent Accountant requests, and (B) the Independent Accountant will, within thirty (30) days after receiving the positions of both the Seller and the Purchaser and all supplementary supporting documentation requested by the Independent Accountant (or such longer period as may be requested by the Independent Accountant), render its decision as to the Disputed Amounts in a written report, which decision will be final, binding, nonappealable, and conclusive on the Parties. Neither the Purchaser nor the Seller will have or conduct any communication, either written or oral, with the Independent Accountant without the other Party either being present (or having waived or declined its right to be present) or receiving a concurrent copy of any written communication. The Purchaser and the Seller, and their respective Representatives, will cooperate fully with the Independent Accountant during its engagement and respond on a timely basis to all requests for information or access to documents or personnel made by the Independent Accountant, all with the intent to fairly and in good faith resolve all Disputed Amounts as promptly as reasonably practicable. The Parties will be entitled to have a judgment entered on such written report in any court of competent jurisdiction. In resolving any disputed item, the Independent Accountant (w) may not assign a value to any particular item greater than the greatest value for such item claimed by either the Purchaser or the Seller, or less than the lowest value for such item claimed by either the Purchaser or the Seller, in each case, as presented to the Independent Accountant, (x) will be bound by the principles set forth in this Agreement, (y) will act as an expert and not as an arbitrator, and (z) will limit its review to matters specifically set forth in the Objection Notice. The fees and expenses of the Independent Accountant will be paid by the Party whose estimate of the Disputed Amounts is furthest from the Independent Accountant’s calculation of the Disputed Amounts (in addition to any costs and expenses pursuant to Section 11.11).

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(v)    The final and binding amounts of the Indebtedness Payoff Amount, the Transaction Expenses, the Working Capital, and the Cash, as finally determined in accordance with this Section 1.4, will be the “Actual Indebtedness,” the “Actual Transaction Expenses,” the “Actual Working Capital,” and the “Actual Cash Amount,” respectively.
(vi)    For purposes of this Agreement, the “Adjustment Amount” means an amount (which may be a negative number) equal to the sum of (A) the Estimated Indebtedness minus the Actual Indebtedness, plus (B) the Estimated Transaction Expenses minus the Actual Transaction Expenses, plus (C) the Actual Working Capital minus the Estimated Working Capital, plus (D) the Actual Cash Amount minus the Estimated Cash Amount.
(vii)    If the Adjustment Amount is a positive number, then promptly (but in any event within three (3) Business Days) after the date on which such amount is finally determined in accordance with this Section 1.4, the Purchaser will pay or cause to be paid to the Seller an amount in cash equal to the Adjustment Amount, by wire transfer of immediately available funds. Upon receipt (if any) by the Seller of the Adjustment Amount, the Purchaser will have no further liability arising out of payment of the Adjustment Amount to the Seller Parties and other holders of Securities of the Seller. If the Adjustment Amount is a negative number, then (i) promptly (but in any event within three (3) Business Days) after the date on which such amount is finally determined in accordance with this Section 1.4 the Purchaser and the Seller will instruct the Escrow Agent to pay from the Escrow Account to the Purchaser an amount in cash equal to the absolute value of the Adjustment Amount, by wire transfer of immediately available funds to the applicable account set forth in the Escrow Agreement, and (ii) (A) in the event the absolute value of the Adjustment Amount is greater than the General Escrow Amount, promptly (but in any event within three (3) Business Days) following such transfer from the Escrow Account, the Seller Parties will replenish the Escrow Account with an amount of cash equal to the amount of the absolute value of the Adjustment Amount and (B) in the event the absolute value of the Adjustment Amount is less than the Escrow Account, promptly (but in any event within three (3) Business Days) following such transfer from the Escrow Account, the Seller Parties will replenish the Escrow Account with an amount of cash equal to the absolute value of the Adjustment Amount. If for any reason the General Escrow Amount is not of a sufficient amount to pay the Purchaser the Adjustment Amount, then the Seller Parties shall within the time periods set forth in (i) and (ii) above (a) pay such amount to the Purchaser to ensure the Purchaser receives the full Adjustment Amount and (b) replenish the Escrow Account with an amount of cash equal to the General Escrow Amount. The Purchaser will also be entitled to offset any Adjustment Amount payable to the Purchaser hereunder against any Earn-Out Payments due to the Seller hereunder (and any such offset amounts will be “deemed payments” for purposes of the True-Up Calculation under Section 1.2(b)(iii)).
1.5    Seller 2018 Equity Incentive Plan. All outstanding profits interests and equity awards related to Securities of the Seller issued or granted under the Organizational Documents of the Seller and/or the Seller’s 2018 Equity Incentive Plan will be, as of the Closing Date, fully vested in connection with the transactions contemplated hereby and will be entitled to participate in the distribution of proceeds from the Purchase Price received by the Seller in accordance with the terms of the Organizational Documents of the Seller, such Incentive Plan and the award agreements governing such profits interests and awards.

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1.6    R&W Insurance Policy. Effective on the date hereof, the Purchaser will obtain the R&W Insurance Policy on terms and conditions set forth in the R&W Insurance Binder. The costs and expenses related to the R&W Insurance, including the total premium, underwriting fees, reasonable brokerage commissions (if any), and regulatory taxes and fees, and other fees and expenses of such policy, will be borne 50% by the Purchaser and 50% by the Seller Parties (and such amount borne by the Seller Parties will be considered Transaction Expenses hereunder).
ARTICLE 2
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY
In order to induce the Purchaser to enter into this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby, the Seller Parties and the Company make the following representations and warranties to the Purchaser, subject to the qualifications and exceptions set forth on the Disclosure Schedule delivered to the Purchaser pursuant to this Agreement, as of the date hereof and as of the Closing Date:
2.1    Organization and Qualification; Subsidiaries.
(a)    The Company is a corporation duly formed, validly existing, and in good standing under the Laws of the State of Delaware with corporate power and authority, and the Seller is a limited liability company, duly formed, validly existing, and in good standing under the Laws of the State of Delaware with full limited liability company power and authority, in each case, to carry on the Business as it is now being conducted, to own, operate, and lease its properties and assets, and to perform all of its obligations under each Contract by which it is bound. The Company is duly qualified or licensed to do business and is in good standing in the jurisdictions set forth on Section 2.1(a) of the Disclosure Schedule, which are all of the jurisdictions where the nature of the Business or the ownership, leasing, or use of the Company’s assets and properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. The Company has delivered or made available to the Purchaser copies of the Company’s Organizational Documents, and all such copies are true, correct, and complete.
(b)    Set forth on Section 2.1(b) of the Disclosure Schedule is a true, correct, and complete list of all the names (i.e., “trading” or “doing business as” names) under which the Company is currently or has ever conducted the Business.
(c)    Section 2.1(c) of the Disclosure Schedule contains a true, correct, and complete list of the current directors, managers, and officers of the Company.

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2.2    Authorization; Enforceability. Each Company Party has the requisite, absolute, and unrestricted right, power, and authority to execute and deliver this Agreement, as applicable, and the other Transaction Documents to which it is a party, to perform its obligations under this Agreement and the other Transaction Documents to which it is a party, and to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party, and such actions have been duly authorized by all necessary organizational action of each Company Party. This Agreement and the other Transaction Documents have been duly executed and delivered by each Company Party, as applicable, and, assuming the due authorization, execution, and delivery by the other parties hereto and thereto, will constitute, upon such execution and delivery in each case thereof, legal, valid, and binding obligations of each Company Party, as applicable, enforceable in accordance with their respective terms and conditions, except as such enforceability may be limited by the General Enforceability Exceptions.
2.3    Capitalization.
(a)    The Seller is the holder of record and beneficial owner of, and holds good and marketable title to, one hundred percent (100%) of the Company Securities and such Company Securities will, as of the Closing, be free and clear of any and all Taxes or Liens (other than restrictions under the Securities Act or applicable state securities Law). All of the Company Securities have been duly authorized and are validly issued, fully paid, and non-assessable, free and clear of all Liens, and have been issued in compliance with applicable Law. Except for the Company Securities, the Company does not have any Securities issued or outstanding. No Company Securities are subject to, or have been issued in violation of, preemptive or similar rights. All issuances, sales, or repurchases by the Company of its Securities have been effected in compliance with all applicable federal and state securities Laws. To the Knowledge of the Company, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting Securities of the Company. Except as set forth on Section 2.3(a) of the Disclosure Schedule, the Company does not own, directly or indirectly, or have any obligation to acquire, any Securities of any Person. The Seller does not own, directly or indirectly, or have any obligation to acquire, any Securities of any Person other than the Company.
(b)    Except as set forth on Section 2.3(b) of the Disclosure Schedule, there are no authorized or outstanding subscriptions, Options, rights (conversion, preemptive, or otherwise), warrants, calls, convertible securities, or commitments or any other arrangements or agreements of any nature whatsoever to which the Company is a party requiring the issuance, conversion, registration, voting, sale, or transfer of any Securities of the Company, or any synthetic equity, including, phantom stock, profits participation, or stock appreciation rights or any securities convertible, directly or indirectly, into Securities of the Company, or evidencing the right to subscribe for any Securities of the Company, or giving any Person (other than the Purchaser) any rights with respect to any Securities of the Company.
2.4    No Violation. Except as set forth on Section 2.4 of the Disclosure Schedule and subject to the receipt of the consents and to the filing of notices in each case, as contemplated by Section 2.5, neither the execution and delivery of this Agreement or the other Transaction Documents to which a Company Party is a party, nor the performance by any Company Party of its obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby will (with or without the passage of time or the giving of notice) (a) violate, conflict with, or constitute a default

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under, the Organizational Documents of any Company Party, (b) materially violate, conflict with, or result in a Breach of, constitute a default under, give rise to any right of termination, modification, foreclosure, cancellation or acceleration under any of the terms, conditions or provisions of any Material Contract, or result in the imposition of any Lien on the Company Securities or the Company, or any of its assets, or (c) conflict with or violate in any material respect any Laws applicable to any Company Party is bound.
2.5    Consents.
(a)    Except as set forth on Section 2.5(a) of the Disclosure Schedule, neither the execution and delivery of this Agreement or the other Transaction Documents to which any Company Party is a party, nor the performance by the Company Parties of their obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby will (with or without the passage of time or the giving of notice) require any notice or consent (collectively, the “Third Party Consents”) under any of the terms, conditions, or provisions of any Material Contract.
(b)    Except for (i) the consents required pursuant to the Permits held by any Company Party and listed on Section 2.5(b)(i) of the Disclosure Schedule, and (ii) any other filings listed on Section 2.5(b)(ii) of the Disclosure Schedule, assuming the accuracy of Section 4.8, no consent of, permit, or exemption from, or notification, declaration, filing, or registration to or with, any Person or Authority (collectively, the “Governmental Consents”) is required to be made or obtained by any Company Party in connection with the execution, delivery, and performance by the Company Parties of this Agreement and the other Transaction Documents to which such Company Party is a party and the consummation of the transactions contemplated hereby and thereby, which, if not made or obtained, (A) would result in a material violation of any Law or Permit, (B) would result in any material liability to the Company, or (C) would prohibit the consummation of the transactions contemplated hereby and thereby.
2.6    Financial Statements.
(a)    Attached hereto as Section 2.6(a) of the Disclosure Schedule are true, correct, and complete copies of the (i) audited balance sheets of the Company as of December 31, 2016 and December 31, 2017, and the related audited statements of income, stockholders’ equity, and cash flows of the Company for the fiscal years ended December 31, 2016, and December 31, 2017 (collectively, the “2016 and 2017 Financial Statements”); (ii) unaudited balance sheet of the Company as of December 31, 2018 and the related unaudited statements of income, stockholders’ equity, and cash flows of the Company for the fiscal year ended December 31, 2018 (the “Unaudited 2018 Financial Statements”); (iii) audited consolidated balance sheet of the Seller as of December 31, 2018 and the related audited consolidated statements of income, stockholders’ equity, and cash flows of the Seller for the fiscal period beginning on April 3, 2018 and ending December 31, 2018 (the “Audited 2018 Financial Statements”); and (iv) unaudited balance sheet of the Company as of December 31, 2019 (the “Latest Balance Sheet” and such date, the “Latest Balance Sheet Date”), and the related unaudited statements of income, stockholders’ equity, and cash flows of the Company for the twelve (12) months ended December 31, 2019 (collectively, with the Latest Balance Sheet, the “Interim Financial Statements”, and together with the 2016 and 2017 Financial Statements, the Unaudited 2018 Financial Statements and the Audited 2018 Financial Statements, the “Financial Statements”). The

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Financial Statements have been based upon and are consistent with the information contained in the Company’s books and records. The Financial Statements fairly present the financial condition of the Company or Seller, as applicable, as of the dates thereof, and the cash flows and results of operations of the Company or Seller, as applicable, for the periods related thereto, in all material respects and have been prepared in accordance with GAAP in a manner consistent with the past practice of the Company or Seller, as applicable, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes.
(b)    There is no Person that has guaranteed any Indebtedness, obligation or liability of the Company or for the benefit of the Company for the periods covered by the Financial Statements other than as set forth in the Financial Statements.
2.7    Accounts Receivable. All accounts receivable of the Company that are reflected on the Latest Balance Sheet and the accounts receivable arising after the Latest Balance Sheet Date (collectively, the “Company Accounts Receivable”) represent or will represent at Closing valid obligations arising from sales actually made or services actually performed by the Company in the Ordinary Course of Business, and the reserves therefor shown on the Financial Statements have been determined in accordance with GAAP consistent with the past practice of the Company. To the Knowledge of the Company, there is no contest, Claim, or right of set-off, other than in the Ordinary Course of Business, with respect to any Company Account Receivable relating to such Company Account Receivable, subject to the reserves therefor shown on the Financial Statements.
2.8    Absence of Undisclosed Liabilities. The Financial Statements reflect all liabilities of the Company as of the dates thereof required to be disclosed or reflected in accordance with GAAP. The Company does not have any material liability (and to the Knowledge of the Company there is no present basis for any Claim against the Company giving rise to any such liability) except for liabilities (a) that are accrued for or reserved against in the Latest Balance Sheet, (b) that have arisen since the date of the Latest Balance Sheet in the Ordinary Course of Business and that are not, individually or in the aggregate, material in amount, (c) Transaction Expenses or (d) that are otherwise disclosed on Section 2.8 of the Disclosure Schedule, in each case, none of which results from, arises out of, relates from, or was caused by any Breach of Contract, tort, or violation of Law.
2.9    Absence of Certain Changes. Since the Latest Balance Sheet Date, other than those transactions contemplated by this Agreement and except as set forth on Section 2.9 of the Disclosure Schedule, there has not been with respect to the Business or the Company, any:
(a)    Material Adverse Effect either individually or in the aggregate;
(b)    Amendment to any Organizational Documents of the Company;
(c)    damage, destruction or loss, whether covered by insurance or not, having a cost in excess of $50,000;
(d)    declaration, setting aside, or payment of any dividend or distribution (whether in cash, stock, limited liability company interests or property) in respect of any Securities, or any redemption or other acquisition of such Securities;

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(e)    entry into, amendment, termination, or waiver of any material right under any Benefit Plan or employment, severance or termination agreement with any officer, employee, director, independent contractor, or consultant of the Company;
(f)    increase in the compensation or benefits (including severance or termination payments) payable, or to become payable, by the Company to any of its respective officers, employees, directors, independent contractors, consultants, or Affiliates or any adoption of, or increase in, any bonus, equity, severance, insurance, pension, or other Benefit Plan, payment or arrangement made to, for or with any such officers, employees, directors, independent contractors, consultants or any Affiliate of the Company, except for (i) 2019 bonuses and salary increases, effective in January 2020, and (ii) other such adoptions, payments or increases which occurred in the Ordinary Course of Business for employees, directors, independent contractors, and consultants;
(g)    amendment, termination, or waiver of any material right under any Material Contract;
(h)    incurrence of any Indebtedness in connection with the Business in an aggregate amount exceeding $50,000, except unsecured current liabilities incurred in the Ordinary Course of Business and reflected in the Interim Financial Statements;
(i)    change in accounting policies, principles, or methodologies or in the manner the Company keeps its books and records or any change by the Company of its current practices with regard to accounting for sales, receivables, payables, or accrued expenses (including any change in depreciation or amortization policies or rates);
(j)    synthetic lease or similar arrangement or any off-balance sheet financing arrangement;
(k)    capital expenditure or commitment for additions to property and equipment or intangible capital assets in excess of $25,000, individually, or $50,000 in the aggregate;
(l)    other than with respect to this Agreement, sale, assignment, transfer, lease, license, or other disposition of, or agreement to sell, assign, transfer, lease, license, or otherwise dispose of, any asset or property having a value in excess of $25,000 individually, or $50,000 in the aggregate;
(m)    failure to pay and discharge current liabilities or agree with any party to extend the payment of any current liabilities;
(n)    cancellation of any material Indebtedness;
(o)    adoption or revocation of any material Tax election, adoption or change of any material Tax accounting method, settlement or compromise of any Tax claim or assessment, amendment of any Tax Return, or extension or waiver of any statute of limitation in respect of Taxes; or
(p)    any Contract to consummate any of the foregoing.

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2.10    Material Contracts.
(a)    Except as set forth on Section 2.10(a) of the Disclosure Schedule, the Company is not a party to any written or oral (in each case, to the extent still in effect):
(i)    Contract relating to loans to or from a Representative or Affiliate of the Company;
(ii)    Contract relating to the borrowing of money (whether incurred, assumed, guaranteed or secured by any asset) or the mortgaging, pledging, or otherwise placing a Lien (other than Permitted Liens) on any asset of the Company involving an amount in excess of $50,000;
(iii)    Guarantee of any obligation in excess of $50,000;
(iv)    Contract under which the Company, individually or in the aggregate, has advanced or loaned any Person amounts involving an amount in excess of $5,000 individually, or $10,000 in the aggregate;
(v)    Contract pursuant to which the Company is a lessor or lessee of any real property or Tangible Personal Property;
(vi)    Employment, independent contractor, consulting, sales, or commissions Contracts, except for offer letters for “at-will” employment that do not provide for severance and Contracts entered into on the Company’s forms in the Ordinary Course of Business;
(vii)    advertising or marketing Contracts or any similar such agreements which provide for annual payments in excess of $50,000;
(viii)    Contracts providing for “take or pay” or similar unconditional purchase or payment obligations;
(ix)    Contracts (other than purchase orders and similar agreements entered into in the Ordinary Course of Business) for the purchase of any materials, supplies, goods, products, services, or equipment or licensing of rights that requires an annual expenditure by the Company, individually or in the aggregate, of more than $50,000 that cannot be terminated on not more than thirty (30) calendar days’ notice without payment of any penalty or other amount;
(x)    partnership, joint venture, or other similar agreement or arrangement with any Persons;
(xi)    Contracts relating to the acquisition of any business (whether by merger, sale of stock, sale of assets, or otherwise) entered into since the inception of the Company;
(xii)    Contracts containing covenants regarding exclusivity, non-competition, non-solicitation, or otherwise prohibiting the Company from engaging in any line of business or freely conducting its business or competing anywhere in the world;

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(xiii)    Contracts for the license, transfer, or sale of technology or other Intellectual Property rights to or from the Company (other than Incidental Licenses);
(xiv)    Contracts (other than those related to employment or severance which have been, or are required to be, disclosed pursuant to Section 2.10(a)(vi) or Section 2.10(a)(xv)) between the Company, on the one hand, and, on the other hand, any officer, employee, director, independent contractor, Affiliate, or consultant of any Seller Party or the Company or any entity in which any Immediate Family Member of any such Person owns any beneficial interest;
(xv)    Contracts providing for severance, retention, change of control, or other similar payments or any compensation arising or accelerating as a result of the consummation of the transactions contemplated by this Agreement or any other transactions;
(xvi)    Contracts with any Material Customer or any Material Supplier;
(xvii)    Contracts not otherwise required to be disclosed pursuant to this Section 2.10(a) that are material to the Business or operations of the Company or involves payments to or by the Company in excess of $100,000 in any twelve (12) month period; or
(xviii)    power of attorney or other similar Contract or grant of agency.
(b)    Each Contract set forth on, or required to be set forth on, Section 2.10(a) of the Disclosure Schedule (each, a “Material Contract”) is in full force and effect, and is valid and enforceable by and against the Company in accordance with its respective terms, subject to the General Enforceability Exceptions. The Company has performed in all material respects all obligations required to be performed by it and is not in receipt of any written Claim of default or Breach under any Material Contract to which the Company is subject (including all warranty obligations or otherwise). To the Knowledge of the Company, no event has occurred which with the passage of time or the giving of notice or both would result in a material default, material Breach, or event of material non-compliance under any Material Contract to which the Company is subject (including all restrictive covenants, warranty obligations, or otherwise). To the Knowledge of the Company, each counterparty to any such Material Contract has performed in all material respects all obligations required to be performed by it and is not in default under or in Breach of nor in receipt of any written Claim of default or Breach under any such Material Contract.
(c)    The Company is not a party to any Government Contract.
(d)    The Company has delivered or made available to the Purchaser true, correct, and complete copies of all the Material Contracts.
2.11    Title and Related Matters.
(a)    Except as set forth in Section 2.11(a) of the Disclosure Schedule, the Company has good and marketable title to all real and personal tangible property and other tangible assets reflected in the Financial Statements or acquired after the Financial Statement Date, free and clear of all Liens, except as reflected in the Financial Statements and Permitted Liens.

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(b)    Except for ordinary wear and tear, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property (“Tangible Personal Property”) owned by the Company are in good operating condition and repair, and none of such Tangible Personal Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.
(c)    The Tangible Personal Property currently owned or leased by the Company, together with all other properties, assets and rights of the Company, are generally sufficient for the conduct of the Business and constitute all of the Tangible Personal Property necessary to conduct the business as currently conducted.
2.12    Real Property. The Company does not own and has never owned any real property. Schedule 2.12 contains a true and complete list of all leases, subleases and occupancy agreements, together with any amendments thereto (the “Real Property Leases”), with respect to all real property leased, subleased or otherwise used or occupied by the Company (the “Real Property”).  The Real Property Leases are in full force and effect, and the Company holds a valid and existing leasehold interest under each such Real Property Lease, subject to the application of any bankruptcy or creditor’s rights Laws, and subject to Permitted Liens.  All Real Property, including, all buildings, structures and building systems included thereof, is in good operating condition and repair and is suitable for the conduct of the Company’s business as currently conducted. To the Knowledge of the Company, all improvements (if any) to be constructed on the Real Property pursuant to any Real Property Lease have been completed in accordance with and currently satisfy the terms of such Real Property Lease. The Company has not subleased, licensed or otherwise granted any Person the right to use or occupy the Real Property or any portion thereof.
2.13    Litigation. Except as set forth on Section 2.13 of the Disclosure Schedule, there are (a) no Actions pending or, to the Knowledge of the Company, threatened against the Company or (b) no Actions pending or, to the Knowledge of the Company, threatened against any employee, officer, director, or manager, as applicable, of the Company, in their capacities as such. Except as set forth on Section 2.13 of the Disclosure Schedule, there are no outstanding Orders of any Authority by which the Company or any of its assets or properties are bound. Section 2.13 of the Disclosure Schedule set forth a true, correct, and complete list each Order issued against the Company or any of its officers or directors in their capacities as such within the three (3) years prior to the date hereof which contained payment obligations in excess of $50,000 on the part of the Company or any of its officers or directors in their capacities as such.
2.14    Tax Matters.
(a)    The Company has timely filed (taking into account available extensions of time to file) all income Tax Returns and all material non-income Tax Returns required to be filed with respect to the Business or the Company on or before the Closing Date with the appropriate Taxing Authority. Each such Tax Return was prepared in substantial compliance with applicable Law and is true, correct, and complete in all material respects. The Company has timely paid and discharged all Taxes required to be paid by the Company (whether or not shown on any such Tax Return). The Company is not currently the beneficiary of any extension of time, other than automatic extensions of time, within which to file any Tax Return or pay any Tax. The Company has withheld, collected,

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and paid over to the appropriate Taxing Authority, or is properly holding for such payment, all Taxes required by Law to be withheld or collected.
(b)    The Company is not a party to any Tax allocation or Tax sharing agreement, other than any Ordinary Course Agreement.
(c)    The Company is not (or has it ever been) (i) a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of state, local, or foreign Law), (ii) filing a consolidated federal income Tax Return with any other Person, or (iii) liable for the Taxes of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local, or foreign Law, as a transferee or successor, by Contract, or otherwise, in each case, other than under any Ordinary Course Agreement.
(d)    The Company has not been notified that it is currently under audit by any Taxing Authority or that any Taxing Authority intends to conduct such an audit, and no action, suit, investigation, Claim or assessment is pending or, to the Knowledge of the Company, proposed with respect to any alleged deficiency in Taxes. Except as and to the extent shown on Section 2.14(d) of the Disclosure Schedule, all deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority have been fully paid, and there are no other unpaid deficiencies asserted or assessments made by any Taxing Authority against the Company.
(e)    The Company has not (and no Seller Party has, on behalf of the Company) (i) waived any statute of limitations in respect of any Taxes, or agreed to any extension of time with respect to any Tax assessment or deficiency, which waiver or extension remains in effect or (ii) executed any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar provision of state, local, or foreign Law.
(f)    True, correct, and complete copies of all federal, state, local, and foreign income Tax Returns and all material non-income Tax Returns filed by the Company for taxable periods beginning on or after January 1, 2016, and all examination reports, statements of deficiencies and communications between the Company or any of its Representatives and any Taxing Authority relating to Taxes for taxable periods beginning on or after January 1, 2016, have been provided to the Purchaser.
(g)    Since January 1, 2016, no written Claim has been made by any Taxing Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.
(h)    There are no Liens on any of the assets of the Company relating to any Taxes existing, threatened or pending, other than Liens for Taxes not yet due and payable.
(i)    The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Except as set forth on Section 2.14(i) of the Disclosure Schedule, the Company has not participated in a reportable transaction subject to Treasury Regulation Section 1.6011-4(a) or any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a “tax avoidance transaction” and identified by notice, regulation, or other form of published guidance.

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(j)    The Company will not be required to include any items of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or foreign Law) executed on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) election under Section 108(i) of the Code, or (vi) deferred revenue accrued or prepaid amount received on or prior to the Closing Date, other than in the ordinary course of business.
(k)    The Company does not have an office or fixed place of business or a permanent establishment in any country other than the country in which it is organized.
(l)    The Company is, and has at all times since formation been, properly classified as a C corporation for federal (and, where applicable, state and local) income Tax purposes.
(m)    The Seller is, and has at all times since formation, been properly classified as a partnership for federal (and, where applicable, state and local) income Tax purposes.
(n)    Notwithstanding any provision in this Agreement to the contrary, no representation or warranty is made as to the amount of, or limitations on, any net operating losses, Tax credits or other Tax attributes that the Company may have with respect to any taxable period (or portion of any taxable period) beginning after the Closing Date.
(o)    The Company is not, and has not been at any time, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.
2.15    Compliance with Laws; Permits. The Company (a) has all Permits necessary for the conduct of the Business as presently conducted (which such Permits are set forth on Section 2.15 of the Disclosure Schedule) (“Business Permits”), (b) has been for the last three (3) years and is presently in compliance in all material respects with respect to the operation of the Business and with all applicable Laws and Orders, and (c) during the last three (3) years, has not received any written notice alleging that it has failed to hold any such Permits. The Company possesses each Business Permit and, to the Knowledge of the Company, no restriction, suspension, or cancellation of any Business Permit is threatened. The Company has been within the last three (3) years and is in compliance in all material respects with the terms and conditions of the Business Permits and has not received any written notices that it is in violation of any of the terms or conditions of any Business Permits. The Company is in possession of all filings made by the Company prior to the Closing in connection with the Purchaser’s continued use of the Business Permits that are necessary to own and operate the Business, and, other than with respect to information provided by the Purchaser, such filings contain information that is true, accurate, and complete in all respects.
2.16    Privacy Laws.
(a)    The Company is conducting and has conducted at all times its business in compliance with all applicable Laws governing the privacy, security, confidentiality, or breach of “personal information” (or similar terms such as “personally identifiable information” or “sensitive

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personal information,” as defined by applicable Laws) (“Personal Information”), and/or records generated, collected or processed in the course of providing services (including but not limited to the General Data Protection Regulation and the California Consumer Privacy Act) (collectively, the “Privacy Laws”), except where failure to do so would not be material.
(b)    There have been no complaints made to the Company or, to the Knowledge of the Company, investigations or other inquiries by any Authority or any customer or supplier of the Company with respect to Privacy Law compliance by the Company or any of its subcontractors. None of the Company or any of its subcontractors experienced any “breach of security” (or similar terms such as “breach of security of the system”) as defined by the Privacy Laws with respect to Personal Information.
2.17    ERISA.
(a)    For purposes of this Agreement, “Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), as well as each other employment (other than offer letters for “at-will” employment that do not provide for severance), independent contractor (that is also a material Contract), consultant (that is also a material Contract), pension, retirement, profit sharing, savings, deferred compensation, incentive, bonus, performance award, phantom equity, equity compensation, profits interest, fringe benefit, employee assistance, severance or termination, welfare, health, dental, vision, life insurance, disability, Code Section 125 cafeteria, sick pay, vacation, paid time off, retention, change in control, and other similar plan, program, agreement, policy or arrangement, written or unwritten, whether or not subject to ERISA, sponsored, maintained, contributed to or required to be contributed to by the Company or an ERISA Affiliate for the benefit of its employees, former employees, officers, directors, retirees, independent contractors, consultants, or any spouse or dependent of such individuals, or with respect to which the Company or an ERISA Affiliate has any liability, contingent or otherwise. Each material Benefit Plan is listed on Section 2.17(a) of the Disclosure Schedule. Each Benefit Plan that is sponsored or maintained by ADP TotalSource, Inc., a professional employer organization, is separately listed and referred to herein as a “PEO Plan.” Each Benefit Plan that is not a PEO Plan is referred to herein as an “Employer Plan.”
(b)    The Seller has provided to the Purchaser true, correct, and complete copies of material Employer Plans and summary plan descriptions or summaries of PEO Plans. Employer Plan (and each related trust, insurance contract or fund) is in material compliance with applicable Law (including ERISA and the Code) and has been maintained, administered, funded and operated in all material respects in accordance with its terms and applicable Law. To the Knowledge of the Company, each PEO Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is comprised of a mater or prototype plan that has received a favorable opinion letter from the Internal Revenue Service and the Company and its ERISA Affiliates are entitled to rely on such favorable determination or opinion letter and, to the Knowledge of the Company, nothing has occurred that could adversely affect the qualified status of any such PEO Plan.

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(c)    None of the Company, nor any entity treated as a single employer with the Company for purposes of Section 414 of the Code or Section 4001 of ERISA (each an “ERISA Affiliate”) has ever (i) maintained, contributed to or had any liability with respect to any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) that is covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA; (ii) contributed to, been obligated to contribute to or had any liability with respect to a multi-employer plan (as described in Section 4001(a)(3) of ERISA) or, other than a PEO Plan, a multiple employer plan (as described in Section 413(c) of the Code) or (iii) contributed to, sponsored, or maintained any multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA) other than a PEO Plan. No liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate (or may be incurred by reason of any transaction described in Section 4069 of ERISA). No liability, Claim, action or litigation, has been made, commenced or, to the Knowledge of the Company, threatened with respect to any Employer Plan (other than routine Claims for benefits payable in the ordinary course, and appeals of denied Claims).
(d)    All premiums, contributions, or other payments required to have been made by Law or under the terms of any Benefit Plan or any Contract relating thereto as of the Closing Date have been timely made within the periods prescribed by ERISA and the Code to each such Benefit Plan in all material respects and all contributions for any period ending on or before the Closing Date which are not yet due have been made to such Benefit Plan or accrued in the books and records of the Company in accordance with the past custom and practice. To the Knowledge of the Company, all reports, returns, and similar documents (including Form 5500 annual reports, summary annual reports and summary plan descriptions) with respect to the PEO Plans required to be filed with any Authority or distributed to any plan participant have been duly and timely filed or distributed in accordance with the applicable requirements of ERISA, the Code and applicable Law. To the Knowledge of the Company, none of the Company, nor any ERISA Affiliate, nor, to the Knowledge of the Company, any fiduciary of a Benefit Plan, has ever been a participant in a “prohibited transaction” within the meaning of Section 406 of ERISA with respect to any Benefit Plan which was not otherwise exempt pursuant to Section 408 of ERISA (including any individual exemption granted under Section 408(a) of ERISA) or that could result in a material excise tax under the Code or the assessment of a civil penalty under Section 502(i) of ERISA of Section 4975 of the Code. To the Knowledge of the Company, no “fiduciary” (within the meaning of Section 3(21) of ERISA) has any liability for Breach of fiduciary duty with respect to the investment or administration of the assets of any PEO Plan. No Benefit Plan that is an employee welfare benefit plan as described in Section 3(l) of ERISA (a “Welfare Plan”) provides for medical or death benefits with respect to any employee or former employee of the Company after termination of employment, except as required by applicable Law. No Welfare Plan is self-insured. None of the Company nor an ERISA Affiliate has or is reasonably expected to incur or be subject to, any material tax, penalty or other liability that may be imposed under the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010. Each Benefit Plan to which the Company is a party that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Code Section 409A and any Internal Revenue Service guidance issued thereunder in all material respects.

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(e)    Except as set forth in Section 2.17(e) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any current or former director, officer, employee or individual independent contractor of any Company Party under any Employer Plan, (ii) increase any amount of compensation or benefits otherwise payable under any Employer Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Employer Plan, (iv) require any contributions or payments to fund any obligations under any Benefit Plan, or (v) result in “excess parachute payments” within the meaning of Section 280(G) of the Code. No Company Party has any Contract or other obligation to “gross-up”, indemnify or otherwise reimburse any Person for Taxes under Section 4999 or 409A of the Code.
(f)    Each employee and independent contractor of the Company has been properly classified for all purposes under the Code, ERISA, and any applicable state law equivalents.
2.18    Employees and Related Matters.
(a)    Section 2.18(a)(i) of the Disclosure Schedule sets forth a true, correct, and complete list of all employees of any Company Party, along with the hiring date, work location, job title, hourly or salary rate of compensation (as applicable) (and identifying bonuses target, commission targets, incentive compensation targets and equity-based compensation targets, if any, separately), classification (i.e. exempt or non-exempt), status (e.g., part-time, full-time, seasonal or temporary) of each such employee, in each case as of the date hereof. Each such employee is employed by the Company as of the date hereof.
(b)    Except as disclosed on Section 2.18(b)(i) of the Disclosure Schedule, the Company does not have any unsatisfied liability to any previously terminated employee. The Seller has disclosed to the Purchaser all written employee handbooks, policies and programs applicable to their respective employees. Since the Financial Statement Date, the Company has not made any promise orally or in writing to any such Person of the adoption of any new bonus arrangement or any increase in compensation.
(c)    Except as disclosed on Section 2.18(c) of the Disclosure Schedule, no employee of any Company Party (i) has an employment agreement (other than an offer letter for “at-will” employment that do not provide for severance), (ii) severance agreement or (iii) to the Knowledge of the Company is in material violation of any term of any patent disclosure agreement, non-competition agreement, or any other restrictive covenant to a third party relating to the right of any such employee to be employed by any Company Party because of the nature of the business conducted by the Company or to the use of Trade Secrets or proprietary information of others. The Seller has heretofore provided the Purchaser with copies of all signed agreements with employees identified in this Section 2.18(c). Except as disclosed on Section 2.18(c) of the Disclosure Schedule, each employee of the Company Parties is employed on an at-will basis.
(d)    Section 2.18(d) of the Disclosure Schedule sets forth (i) all employees holding nonimmigrant H-1B specialty occupation visa/status and (ii) all employees in other nonimmigrant visa classifications. Each Company Party is now, and has been for the past five (5) years, in compliance in all material respects with all applicable Laws governing immigration and work authorization in

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the United States and maintains a current and valid I-9 Employment Eligibility Verification Form for each employee of any Company Party in accordance with applicable Laws.
(e)    Except as set forth on Section 2.18(e) of the Disclosure Schedule, no Company Party is now, and has ever been, a party to or otherwise bound by any collective bargaining Contract, understanding or other similar agreement with a labor union or labor organization. No Company Party is now, and has ever been, the subject of an actual or, to the Knowledge of the Company, threatened (i) labor strike, labor dispute, walkout, work stoppage, slow-down, or lockout, (ii) proceeding asserting that any Company Party has committed an unfair labor practice, (iii) proceeding by which any individual or entity seeks or sought to compel any Company Party to bargain with any labor union or labor organization, or (iv) union organizing campaign involving any Company Party’s employees.
(f)    Except as set forth on Section 2.18(f) of the Disclosure Schedule, (i) each Company Party is, and since December 31, 2013 has been, in compliance in all material respects with all applicable Laws and Orders relating to the employment of workers, and (ii) there are no Claims, charges, complaints, or demands made, pending or, to the Knowledge of the Company, threatened to be made, before any Authority, or under any private dispute resolution procedure, with respect to any alleged violation of any such applicable Laws relating to the employment of workers; (iii) none of the employment policies or practices of any Company Party is currently being audited or investigated or, to the Knowledge of the Company, subject to imminent audit or investigation, by any Authority; and (iv) since December 31, 2013, no employee or independent contractor of any Company Party has made any formal internal complaint concerning unlawful discrimination, harassment or retaliation, which has not been investigated or otherwise properly addressed by such Company Party and is reasonably likely to result in material liability to such Company Party. Without limiting the generality of the foregoing: (y) all employees of the Company Parties classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified; and (z) to the extent any independent contractors are used or engaged by any Company Party, the respective Company Party has properly treated such individual in accordance with applicable Laws and for purposes of all employee benefit plans and perquisites. No Company Party is presently, or has ever been, a party to or otherwise bound by any settlement, stipulation, or consent decree with, or citation by, any Authority relating to such applicable Laws.
(g)    Each Company Party has paid in full to all of its employees all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees, and there is no material claim with respect to the payment of wages, salary or overtime that is now pending or, to the Knowledge of the Company, threatened with respect to any current or former employee of any Company Party.
(h)    No Company Party has terminated or announced the termination of any employee because of or in anticipation of the transactions contemplated by this Agreement that would trigger any liability pursuant to the WARN Act or any state equivalent.

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(i)    To the Knowledge of the Company, within the five (5) years: (i) no allegation of sexual harassment has been made against any current or former employee of a Company Party who is an executive officer of any Company Party; and (ii) no Company Party has entered into any settlement agreements related to allegations of sexual harassment made by an employee or independent contractor of any Company Party.
(j)    Except as set forth on Section 2.18(j) of the Disclosure Schedule, to the Knowledge of the Company, none of the executive officers, management employees or key employees of any Company Party has provided written notice to the respective Company Party that he or she intends to resign or retire in connection with or as a result of the transactions contemplated by this Agreement.
2.19    Intellectual Property.
(a)    Section 2.19(a) of the Disclosure Schedule sets forth a true, correct, and complete list of all: (i) registered Intellectual Property owned (or purported to be owned) by any of the Company Parties and (ii) material unregistered common law trademarks owned by the Company. The foregoing Intellectual Property, the software owned by the Company Parties and the software owned by third parties that is licensed to any of the Company Parties and which software is used in the conduct of the operations of the Company Parties (excluding standard, commercially available off-the-shelf software licensed to the Company Parties) is referred to collectively as the “Business Intellectual Property”. The Company is either the owner of all right, title, and interest in and to, or has a valid right to use for the conduct of the business of the Company as currently conducted consistent with past practices, all Business Intellectual Property. All Business Intellectual Property set forth on Section 2.19(a) of the Disclosure Schedule which is owned by the Company is owned free and clear of all Liens, other than Permitted Liens. All of the Business Intellectual Property constitutes all Intellectual Property that is material and necessary for the conduct of the business of the Company as currently conducted consistent with past practices. The Business Intellectual Property that is licensed by the Company immediately prior to the Closing Date will be licensed for use, respectively, by the Purchaser immediately after the Closing Date on substantially identical terms and conditions as used by the Company immediately prior to the Closing Date, assuming consent for assignment where required in connection with the transactions contemplated hereby.
(b)    Except as set forth on Section 2.19(b) of the Disclosure Schedule, (i) no Company Party has received any written notice, or (to the Knowledge of the Company) has been threatened in writing with a Claim, alleging the infringement, misappropriation, or other violation of any Intellectual Property or other proprietary rights of any other Person; (ii) no Company Party presently infringes, misappropriates, or violates any Intellectual Property or other proprietary rights of any other Person; and (iii) the operation of the Business as currently conducted consistent with past practices has not infringed, misappropriated, or violated and does not infringe, misappropriate, or violate any Intellectual Property or other proprietary rights of any other Person; provided, however, the representations of this Section 2.19(b) are made to the Knowledge of the Company with respect to patents and trademarks.  No Business Intellectual Property owned by the Company is being infringed, misappropriated, or otherwise violated by any Person.

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(c)    All Business Intellectual Property owned by any of the Company Parties and which is registered with the United States Patent and Trademark Office or other similar Authority anywhere in the world are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications) except where failure is correctable or would not be material and are not subject to any maintenance fees or actions falling due within 90 days after the Closing Date other than office actions in the course of prosecution described in Section 2.19(c) of the Disclosure Schedule and, with respect to such Business Intellectual Property that is registered, is, to the Knowledge of the Company, valid and enforceable. No Business Intellectual Property required to be listed has been or is now involved in any opposition, invalidation, or cancellation proceeding after issuance and, to the Knowledge of the Company, no such action is threatened with the respect to any such Business Intellectual Property.
(d)    After the Closing, the Company will have at least a non-exclusive right to use any code incorporated into Company software that was not specifically written or developed for use in such software. Section 2.19(d) of the Disclosure Schedule lists all software that is included in the Business Intellectual Property owned by any of the Company Parties that both (1) is subject to a Limited License (along with the name and version of the Limited License) and (2) forms a part of any product or service offering of the Company Parties. A “Limited License” is a Contract for open source software that, as a condition of use of the open source software, does: (a) prohibit or restrict a Person’s ability to charge a royalty or receive consideration in connection with the sublicensing or distribution of any software included in the products or services of the Company Parties; (b) require the distribution or making available of source code of any software included in the products or services of the Company Parties; (c) except as specifically permitted by applicable Law, grant any right to any Person (other than the Company Parties) or otherwise allow any such Person to decompile, disassemble or otherwise reverse-engineer any such software; (d) require the licensing of any such software for the purpose of making derivative works; or (e) restrict a Person’s ability to place restrictions on such software. By way of clarification but not limitation, the term “Limited Licenses” shall include: GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL) or Affero General Public License (AGPL). The Software listed on Section 2.19(d) of the Disclosure Schedule is hereinafter referred to, collectively, as “Limited License Software.” None of the proprietary portion of the products or services of the Company Parties constituting software is subject to any such Limited License Software. To the Knowledge of the Company, no portion of any Business Intellectual Property contains any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” (as those terms are commonly understood in the software industry) or other software routines or hardware components designed in any unintended manner to permit unauthorized access or to disable or erase software, hardware, or data without the consent of the relevant licensee or customer of the applicable product or service of the Company (“Contaminants”). The Company has taken reasonable steps designed to prevent the introduction of Contaminants into the applicable product or service of the Company.
(e)    With respect to each Trade Secret owned by the Company that are held as of the date of this Agreement as a trade secret (as defined in the Uniform Trade Secrets Act), the Company Parties have taken precautions reasonable under the circumstances to protect such Trade Secret’s secrecy and confidentiality. No such Trade Secret, to the Knowledge of the Company, has been misused, divulged, or misappropriated by any third Person or used to any Company Party’s detriment. No such Trade Secret is subject to any adverse Claim currently pending nor has any adverse Claim

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been threatened in writing with respect to any such Trade Secret and, to the Knowledge of the Company, there is no reasonable basis to expect any such Claim is forthcoming.
(f)    The Company owns, or has the right to use pursuant to an enforceable Contract (subject to the General Enforceability Exceptions), the Intellectual Property necessary to operate the Business as currently conducted in accordance with past practices. Each Company Party has taken action to maintain and protect each item of Intellectual Property that it owns as determined by such Company Party in its business judgment.
(g)    For each issued patent and patent application included within the Business Intellectual Property owned by any of the Company Parties that is listed on Section 2.19(a) of the Disclosure Schedule, the Seller has made available to the Purchaser (or its counsel) correct and complete copies of all material written documentation evidencing assignment of ownership from the applicable inventors and material prosecution documents (if applicable and requested) of each such item of Business Intellectual Property. With respect to each item of Business Intellectual Property owned by the Company Parties:
(i)    the item is not subject to any outstanding Order other than office actions in the course of prosecution; and
(ii)    no Claim is pending or threatened (and to the Knowledge of the Company there is no basis therefor) which challenges the enforceability, use, or ownership of the item other than office actions in the course of prosecution.
(h)    RESERVED.
(i)    Section 2.19(i)(1) of the Disclosure Schedule identifies each item of Business Intellectual Property, other than standard, commercially available off-the-shelf software licensed to the Company Parties, material to the Business that any other Person owns and that any Company Party licenses for use. Section 2.19(i)(2) of the Disclosure Schedule identifies each Contract material to the Business pursuant to which any Company Party has granted to a third party rights under or with respect to any of its Business Intellectual Property other than Incidental Licenses. The Seller has made available to the Purchaser correct and complete copies of all such Contracts with respect to such use as amended to date. With respect to the Contracts (x) related to each item of Business Intellectual Property required to be identified in (1) Section 2.19(i)(1) of the Disclosure Schedule, the statements in clauses (i) through (viii) below are true and correct, and (2) Section 2.19(i)(2) of the Disclosure Schedule, the statements in clauses (i) through (iv) below are true and correct and (y) related to each item of computer software available on a retail basis:
(i)    the Contract is enforceable, subject to the General Enforceability Exceptions;
(ii)    the Contract will continue to be enforceable on identical terms following the consummation of the transactions contemplated hereby while it remains an active Contract of the Company, subject to the General Enforceability Exceptions and assuming consent to assignment is obtained where required in connection with the transactions contemplated hereby;

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(iii)    no Company Party (and, to the Knowledge of the Company, no counter-party) is in material Breach of such Contract, and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time would constitute a material Breach thereunder assuming consent to assignment is obtained where required in connection with the transactions contemplated hereby:
(iv)    no party to the Contract has, to the Knowledge of the Company, repudiated any provision thereof;
(v)    with respect to each sublicense Contract, to the Company’s Knowledge, the representations and warranties set forth in Sections 2.19(g)(i) and (ii) are true and correct with respect to the underlying license Contract;
(vi)    the underlying item of Intellectual Property is, to the Knowledge of the Company, not subject to any outstanding Order;
(vii)    no Claim is to the Knowledge of the Company, pending or threatened in writing (and to the Knowledge of the Company there is no particular reason to expect any such Claim) that challenges the enforceability of the underlying item of Intellectual Property; and
(viii)    no Company Party has granted any sublicense with respect to the Intellectual Property licensed by Company under Contract.
(j)    Except as set forth on Section 2.19(j) of the Disclosure Schedule or where failure to do so would not be material, all former and current employees and contractors of each Company Party who have been involved in any material manner in the development of the Company’s products and services have executed written Contracts with the applicable Company Party that assigns to the Company all rights to any assignable inventions, improvements, discoveries or information created in the course of performing their work for the Business. No employee of any Company Party has, to the Knowledge of the Company, entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his or her work at the Company to any Person other than the Company. None of the Business Intellectual Property is, to the Knowledge of the Company, owned (partly or wholly) by any current or former owner, shareholder, manager, partner, director, executive, officer, or employee of any of the Company Parties nor does any such Person have any non-waivable by Law interest therein or right thereto, including the right to royalty payments.
(k)    RESERVED
(l)    Set forth on Section 2.19(l) of the Disclosure Schedule are all Internet domain names registered by any of the Company Parties and currently used in the Business, listed by Company Party (“Domain Names”). The Company is the registrant of all Domain Names, and all registrations of Domain Names are in effect until such dates as set forth on Section 2.19(l) of the Disclosure Schedule. To the Knowledge of the Company, no action has been taken or is pending to challenge rights to, suspend, cancel or disable any Domain Name, registration therefor or the right of the Company to use a Domain Name. To the Knowledge of the Company, the Company has a valid registration to the Domain Names.

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(m)    The service providers and vendors of the Company Parties have, to the Knowledge of the Company, taken precautions reasonably designed to protect the security (both logical and physical), as applicable, of the computer hardware and other information technology assets owned, licensed, or used in the business of the Company Parties (collectively, “Company IT Assets”) from any unauthorized use, access, or interruption by any other Person. The Company IT Assets are and, to the Knowledge of the Company, the information technology equipment and systems are sufficient to, operate, perform and conduct the business in the manner in which it is presently conducted. The Company Parties have implemented, maintain, and use commercially reasonable back up, security and disaster recovery technology and procedures. The Company IT Assets used in the hosting of the production version of the Company’s software products and services have not materially malfunctioned and failed in any manner that materially and adversely disrupted their commercial availability during the three (3) years prior to the Closing Date.
2.20    Environmental Matters. The Company has not received any written communication from an Authority that alleges that the Company is not in compliance with any Environmental Law. The Company is and for the previous five (5) years has been in compliance in all material respects with all applicable Environmental Laws. The Company has not treated, stored, disposed of, arranged for the disposal of, transported, handled, released or exposed any Person to any Hazardous Substance, or owned or operated any property or facility in a manner that has given or would be reasonably expected to g    ive rise to a material liability under any Environmental Law. To the Knowledge of the Company, (i) the Real Property has been operated and maintained in compliance with applicable Environmental Laws and (ii) no Real Property contains any friable or damaged asbestos containing materials that in their present condition must be removed, abated or encapsulated to comply with Environmental Laws.
2.21    Dealings with Affiliates. Except as set forth on Section 2.21 of the Disclosure Schedule:
(a)    there are no (i) Contracts to which the Company is a party, and to which an Affiliate of any Seller Party or the Company is also a party or (ii) transactions, arrangements, or understandings between the Company and any Affiliate of any Seller Party or the Company; and
(b)    other than Public Company Investments, none of the Company, any officer or director of the Company, nor, to the Knowledge of the Company, any Affiliate of the foregoing or any Immediate Family Member of any such officer or director has any direct or indirect material financial interest in any competitor, supplier, or customer of the Company.
2.22    Insurance. The Company currently has the Policies set forth on Section 2.22 of the Disclosure Schedule. All of the Policies are in full force and effect and provide for coverage that is reasonable as to the amount and scope in the Business and pursuant to Contracts to which the Company is a party. All premiums with respect to the Policies covering all periods up to and including the Closing Date have been paid or accrued therefor, and no written notice of cancellation or termination is pending or has been received by the Company with respect to any Policy. Section 2.22 of the Disclosure Schedule sets forth a true, correct, and complete summary of all Policies.
2.23    Brokerage and Transaction Based Fees. Except as set forth on Section 2.23 of the Disclosure Schedule, there are no Claims (contractual or otherwise) payable by the Company for

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brokerage commissions, finders’ fees, or similar compensation in connection with the transactions contemplated by this Agreement or the other Transaction Documents. There are no obligations for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any agreement made by or on behalf of the Company for which Purchaser or the Company would be liable following the Closing.
2.24    Suppliers and Customers. Section 2.24 of the Disclosure Schedule sets forth (a) an accurate list of the top ten (10) suppliers of any product, materials, or service to the Company, taken as a whole for the fiscal year ended December 31, 2018 and the twelve (12)-month period ended December 31, 2019 (each, a “Material Supplier”) and (b) an accurate list of each customer which represented more than 1% of the revenue of the Company for the fiscal year ended December 31, 2018 and the twelve (12)-month period ended December 31, 2019 (each, a “Material Customer”). No Material Supplier or Material Customer has canceled or otherwise terminated, or threatened in writing to cancel or otherwise terminate, its relationship with the Company. To the Knowledge of the Company, no Material Customer has within the six-month period immediately preceding the date hereof indicated to the Company that it intends to materially reduce the level of business it does with the Company or materially amend, terminate or not renew any Material Contract it has with the Company.
2.25    Improper and Other Payments. Except as set forth on Section 2.25 of the Disclosure Schedule, (a) none of the Company, nor any director or officer thereof, nor, to the Knowledge of the Company, any Representative of the Company nor any Person acting on behalf of any of them, has made, paid, or received any unlawful bribes, kickbacks, or other similar payments to or from any Person or Authority, (b) no contributions have been made, directly or indirectly, by the Company or any director, officer, or key employee thereof or any of its Representatives, in each case acting on behalf of the Company, to a domestic or foreign political party or candidate for the purpose of influencing any official act or decision, and (c) no improper foreign payment (as defined in the Foreign Corrupt Practices Act) has been made.
2.26    Bank Accounts; Powers of Attorney. Section 2.26 of the Disclosure Schedule sets forth a true, correct, and complete list of (a) all bank accounts and safe deposit boxes under the control or for the benefit of the Company, (b) the names of all persons authorized to draw on or have access to such accounts and safe deposit boxes, and (c) all outstanding powers of attorney or similar authorizations granted by the Company, copies of which have been made available to the Purchaser.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE EQUITYHOLDERS
In order to induce the Purchaser to enter into this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby, the Equityholders make the following representations and warranties to the Purchaser as of the date hereof and as of the Closing Date:
3.1    Authorization; Enforceability.Such Equityholder has full power, capacity, and authority to execute and deliver this Agreement and the other Transaction Documents to which such Equityholder is a party, to perform his, her, or its obligations under this Agreement and the other Transaction Documents to which such Equityholder is a party, and to consummate the transactions

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contemplated by this Agreement and the other Transaction Documents to which such Equityholder is a party.
(a)    This Agreement has been duly executed and delivered by such Equityholder, and the other Transaction Documents to which such Equityholder is a party will be duly executed and delivered by such Equityholder as of the date hereof and as of the Closing Date, as applicable, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, will constitute, upon such execution and delivery in each case thereof, legal, valid, and binding obligations of such Equityholder enforceable in accordance with their respective terms and conditions, except as such enforceability may be limited by the General Enforceability Exceptions.
3.2    Title to Securities. Such Equityholder is the beneficial and record owner of all right, title and interest in and to the Securities of the Seller set forth opposite such Equityholder’s name on Section 3.2 of the Disclosure Schedule and such Securities are free and clear of any Lien, other than Permitted Liens.
3.3    No Consents. No consent of, permit, or exemption from, or declaration, filing, or registration with, any Person or Authority is required to be made or obtained by such Equityholder in connection with the execution, delivery, and performance of this Agreement by such Equityholder.
3.4    Litigation. There are no Legal Proceedings pending, or threatened, against such Equityholder, nor is such Equityholder subject to any judgment, order or decree of any court, judicial authority or Authority, in each case, which would seek to prevent any of the transactions contemplated by this Agreement and the other Transaction Documents.
3.5    No Violation. Neither the execution and delivery of this Agreement or the other Transaction Documents to which such Equityholder is a party, nor the performance by such Equityholder of the transactions contemplated hereby or thereby, will (a) result in a default, give rise to any right of termination, cancellation, or acceleration, or require any consent under any of the terms, conditions, or provisions of any material mortgage, loan, license, agreement, lease, or other instrument or obligation to which such Equityholder is a party, or (b) conflict with or violate any material Laws applicable to such Equityholder or by which any of his, her, or its respective assets are bound.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
In order to induce the Seller Parties to enter into this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby, the Purchaser makes the following representations and warranties to the Seller Parties as of the date hereof and as of the Closing Date:
4.1    Organization and Qualification. The Purchaser is a corporation duly formed, validly existing, and in good standing under the Laws of the State of Delaware with full corporate power and authority to own, operate, and lease its properties and assets. The Purchaser is duly qualified or licensed to conduct its business and is in organizational and Tax good standing in the State of Delaware.

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4.2    Authorization, Etc. The Purchaser has the requisite, absolute, and unrestricted right, power, and authority to execute and deliver this Agreement and the other Transaction Documents to which the Purchaser is a party, to perform the obligations under this Agreement and the other Transaction Documents to which the Purchaser is a party, and such actions have been duly authorized by the board of directors (or similar governing body) of the Purchaser and no other proceedings on its part is necessary to authorize this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Purchaser, and the other Transaction Documents to which the Purchaser is a party have been, or will at the Closing be, duly executed and delivered by the Purchaser, and this Agreement and the other Transaction Documents to be entered into by the Purchaser each constitutes the legal, valid, and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.
4.3    No Violation. The execution, delivery, and performance by the Purchaser of this Agreement, and the other Transaction Documents to which the Purchaser is party, and the fulfillment of and compliance with the respective terms hereof and thereof by the Purchaser, do not and will not (a) conflict with or result in a Breach of the terms, conditions or provisions of, (b) constitute a default or event of default under (whether with or without due notice, the passage of time or both), (c) result in a violation of, or (d) require any authorization, consent, approval, exemption, or other action by, or notice to, or filing with any third party or Authority pursuant to, the Organizational Documents of the Purchaser. The Purchaser has complied in all material respects with all applicable Laws and Orders in connection with its execution, delivery and performance of this Agreement, the other Transaction Documents, and the transactions contemplated hereby and thereby.
4.4    No Consents. Except as set forth in Section 4.4 of the Disclosure Schedule, no consent of, permit, or exemption from, or declaration, filing, or registration with, any Person or Authority is required to be made or obtained by the Purchaser in connection with the execution, delivery, and performance of this Agreement by the Purchaser, except for federal securities Laws.
4.5    Investment Intent. The Purchaser (a) is acquiring the Company Securities for its own account with the present intention of holding the Company Securities for investment purposes, and not with a view to the distribution thereof and (b) is an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.
4.6    Brokerage. There are no Claims for brokerage commissions, investment banking or finders’ fees or expenses or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or Contract binding upon the Purchaser, the liability for which would be borne by any Seller Party.
4.7    Sufficient Funds. Subject to the occurrence of a Force Majeure Event and assuming the Seller Parties comply with Section 5.7(a) hereof, the Purchaser has and will, at the Closing and the dates on which any Earn-Out Payments become due and payable under this Agreement, have cash and cash equivalents and/or available sources of credit sufficient to consummate the transactions contemplated by this Agreement, including payment of the Purchase Price (including any Earn-Out Payments), and the payment of all related fees and expenses.

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4.8    HSR Act Matters. In accordance with the requirements of the HSR Act, 15 U.S.C. § 18a and the rules promulgated thereunder (including without limitation 16 C.F.R. 801.10(c)(3)), during the 60-day period preceding the Closing, the Purchaser has determined, in good faith, that the fair market value of the Company is less than $90,000,000.
4.9    No Other Representations and Warranties; Non-Reliance. Notwithstanding anything to the contrary in this Agreement, the Purchaser, acknowledges and agrees that (a) the Purchaser has conducted to its satisfaction an independent investigation of the financial condition, operations, assets, liabilities, properties and business of the Company; (b) the express representations and warranties set forth in Article 2 and in the Transaction Documents constitute the sole and exclusive representations and warranties of the Company; and (c) other than those representations and warranties expressly set forth in Article 2 and in the Transaction Documents, neither the Company nor any other Person on the Company’s behalf, is making, and Purchaser disclaims reliance on, any representation or warranty of any kind whatsoever, express or implied, at law or in equity, with respect to the Company or its business, organization, assets or properties.
ARTICLE 5
PRE-CLOSING COVENANTS
5.1    Further Assurances; Fulfillment of Conditions. During the Interim Period, the Purchaser and the Seller Parties will, as promptly as practicable, (a) execute and deliver, or cause to be executed and delivered, such additional instruments and other documents and will take such further actions as may be reasonably requested by the other Party as necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby and (b) use all reasonable efforts to cause the conditions set forth in Sections 7.2 and 7.3 to be satisfied and to consummate the transactions contemplated herein. The Seller Parties will use their reasonably best efforts to complete the audit of the financial statements of the Seller as of and for the year ended December 31, 2019 and to provide such information and take such actions as are reasonably necessary to enable Cohn Reznick to issue an unqualified opinion thereon.
5.2    Conduct of the Business.
(a)    During the Interim Period, except as otherwise provided in this Agreement or consented to in writing by the Purchaser, the Company will, and the Seller Parties will cause the Company to, carry on the Business in the Ordinary Course of Business. Without the prior written consent of the Purchaser, during the Interim Period, the Company will not:
(i)    amend, alter, or otherwise modify its Organizational Documents;
(ii)    incur or commit to incur any Indebtedness other than borrowings in the Ordinary Course of Business and in an amount less than $100,000 in the aggregate;
(iii)    (A) acquire, or dispose of, any material property or assets, (B) mortgage or encumber any property or assets, other than Permitted Liens, or (C) cancel any material debts owed to or Claims held by the Company;

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(iv)    enter into or modify or amend any Contracts with any Affiliates of the Company or other related parties;
(v)    establish, adopt, or amend (except as otherwise required under applicable Law) any Benefit Plan;
(vi)    issue, sell, or transfer or agree to issue, sell or transfer, any Securities;
(vii)    fail to maintain in full force and effect insurance policies listed in Section 2.22 of the Disclosure Schedule other than as may be renewed or replaced in the ordinary course of business;
(viii)    enter into, modify, or terminate any Material Contract;
(ix)    make any material change in the material financial accounting principles, methods, records, or practices followed by it;
(x)    alter its cash management policy, including in respect of the collection of accounts receivable or payment of accounts payable in any material respect;
(xi)    make any material Tax election, change any Tax election, change any Tax accounting period, adopt any material Tax accounting method, change any material accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the statute of limitations with respect to the assessment or collection of Taxes, or take any other similar action if such action would have the effect of materially increasing the liability of or materially decreasing any Tax attribute of the Company for any Tax period ending after the Closing Date;
(xii)    hire, engage, or terminate any employee, independent contractor or consultant, in any case having a base compensation of more than $180,000 per year;
(xiii)    declare or pay any dividends or distributions in-kind, or redeem or repurchase any of its Securities;
(xiv)    split, combine, reclassify, or modify, or authorize any split, combination, reclassification, or modification of the terms of any Securities;
(xv)    sell, transfer, lease, or otherwise dispose of any of its assets not in the Ordinary Course of Business; or
(xvi)    enter into any real property lease other than the renewals of existing Lease Agreements in the Ordinary Course of Business, or authorize or make any capital expenditures in excess of $100,000.
(b)    Nothing in this Section 5.2 is intended to result in the Seller Parties or the Company ceding control to the Purchaser of the Company’s basic Ordinary Course of Business and commercial decisions prior to the Closing Date.

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5.3    Interim Financial Information. During the Interim Period, the Seller will provide to the Purchaser, as promptly as practicable after each monthly accounting period, periodic financial reports in the form that it customarily prepares for its internal purposes concerning the Company and, if available, unaudited statements of the financial position of the Company as of the last day of each such accounting period and statements of income and changes in financial position of the Company for the period then ended. Such interim statements will fairly present the financial condition, cash flows, and results of operations of the Company as of the respective dates thereof, subject to normal recurring year-end adjustments and the absence of notes.
5.4    Exclusivity. During the Interim Period, none of the Company Parties nor any Equityholder will directly or indirectly: (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to, or enter into or consummate any transaction relating to, the acquisition of any equity interests in any Company Party or any merger, recapitalization, leveraged dividend, share exchange, sale of substantial assets or any similar transaction or alternative to the transactions contemplated by this Agreement and the other Transaction Documents that involve any Company Party or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner, any effort or attempt by any Person to do or seek any of the foregoing. During the Interim Period, the Company Parties will notify the Purchaser within two (2) Business Days if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing (whether solicited or unsolicited).
5.5    Confidentiality.
(a)    Except as may be required by lawful order of an Authority, the Seller, the Company and each Equityholder agree to keep secret and confidential, all non-public information concerning the Purchaser or any of its Affiliates that was acquired by, or disclosed to, the Company, the Seller, or any of the Equityholders prior to the Closing Date, except any information which (a) was, is now, or becomes generally available to the public (but not as a result of a Breach of any duty of confidentiality by which the Company, the Seller, any of the Equityholders, or any of their respective Affiliates are bound); (b) was disclosed to the Company, the Seller, or any Equityholder by a third party that, to the knowledge of the Company, the Seller, or such Equityholder, is not subject to any duty of confidentiality to the Purchaser or any of its Affiliates prior to its disclosure to the Company, the Seller, or any Equityholder by the Purchaser or any of its Affiliates; (c) is required to be disclosed by any Law, Order, or Authority; or (d) is necessary to be disclosed by the Seller or any Equityholder to an Authority in connection with the enforcement of its rights hereunder; provided, however, the Seller and such Equityholder agree that it will provide the Purchaser with prompt written notice of such requirement in order to enable the Purchaser to seek an appropriate protective order or other remedy. The Company, the Seller, and each Equityholder will use such data and information solely for the specific purpose of evaluating the transactions contemplated hereby. If this Agreement is terminated, each Equityholder, the Seller, and their respective Affiliates and their respective Representatives will promptly return to the Purchaser all such data, information, and other written material (including all copies thereof) which has been obtained by the Company, the Seller, or any Equityholder, and the Seller, the Company and each Equityholder will make no further use whatsoever of any of such information contained therein or derived therefrom.

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(b)    Except as may be required by Law, during the Interim Period until the Closing, the Purchaser, agrees to keep secret and confidential, all non-public information concerning the Company, the Seller and any of the Equityholders or any of their Affiliates that was acquired by, or disclosed to, the Purchaser prior to the Closing Date, except any information which (a) was, is now, or becomes generally available to the public (but not as a result of a Breach of any duty of confidentiality by which the Purchaser or any of its respective Affiliates are bound); (b) was disclosed to the Purchaser by a third party that, to the knowledge of the Purchaser, is not subject to any duty of confidentiality to the Company, the Seller, or any of the Equityholders or any of their Affiliates prior to its disclosure to the Purchaser by the Company, the Seller, or any of the Equityholders or any of their Affiliates; (c) is required to be disclosed by any Law, Order, or Authority; or (d) is necessary to be disclosed by the Purchaser to an Authority in connection with the enforcement of its rights hereunder; provided, however, the Purchaser agrees that it will provide the Company, the Seller, or any of the Equityholders with prompt written notice of such requirement in order to enable the Company, the Seller, or any of the Equityholders to seek an appropriate protective order or other remedy. The Purchaser will use such data and information solely for the specific purpose of evaluating the transactions contemplated hereby. If this Agreement is terminated, the Purchaser and its respective Affiliates and their respective Representatives will promptly return to the Company, the Seller, or any of the Equityholders all such data, information, and other written material (including all copies thereof) which has been obtained by the Purchaser, and the Purchaser will make no further use whatsoever of any of such information contained therein or derived therefrom.
5.6    Full Access and Disclosure. Subject to any confidentiality agreement between any Company Party or any of their respective Affiliates and the Purchaser or any of its Affiliates, applicable Laws and doctrines of attorney-client privilege, during the Interim Period (a), the Company Parties will, and the Equityholders will cause the Company Parties to, afford, and will cause the Company Parties’ independent certified public accountants to afford, to the Purchaser and its Representatives and to financial institutions and financing sources specified by the Purchaser, reasonable access during normal business hours to the Company Parties’ offices, properties, books, and records in order that the Purchaser may have full opportunity to make such reasonable investigations as it will desire to make of the affairs of the Company Parties, (b) the Company Parties will assist the Purchaser and its Representatives and financial institutions specified by the Purchaser in obtaining the reasonable cooperation of the Company Parties to evaluate the Company Parties’ relationship with its suppliers and customers and (c) the Company Parties will cause their officers, employees, counsel, and auditors to furnish such additional financial and operating data and other information, as the Purchaser will from time to time reasonably request including any internal control recommendations made by its independent auditors in connection with any audit of the Company Parties. From time to time during the Interim Period, the Company Parties will promptly supplement or amend information previously delivered to the Purchaser with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or disclosed herein; provided however, such supplemental information will not be deemed to be an amendment to any Disclosure Schedule. Prior to the Closing Date, the Company Parties will deliver to the Purchaser a schedule reflecting the information required to be disclosed in Section 2.18(a)(i) of the Disclosure Schedule updated as of the Closing Date which, for the avoidance of doubt, will be deemed to be a supplement to such Disclosure Schedule.

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5.7    Cooperation with Financing.
(a)    During the Interim Period, the Company Parties will use reasonable efforts to cooperate with and assist the Purchaser in connection with obtaining any debt financing sought by the Purchaser to finance the transactions contemplated by this Agreement. Without limiting the foregoing, the Company Parties will use their respective reasonable efforts to provide cooperation in connection with the arrangement of such debt financing as may be reasonably requested by the Purchaser, including (i) furnishing the Purchaser and its financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by the Purchaser in connection with the debt financing, (ii) reasonably cooperating with the Purchaser and its financing sources in obtaining the debt financing, including by making members of the Company’s senior management reasonably available to attend meetings and make presentations regarding the business and prospects of the Company, (iii) providing and executing documents as may be reasonably requested by the Purchaser solely with respect to closing such debt financing as of the Closing Date in connection with the transactions contemplated by this Agreement; provided, that the effectiveness of such documents is conditioned upon the occurrence of the Closing, and (iv) reasonably facilitating the pledge of the Company’s collateral; provided, that no obligation of the Company under any such pledge will be effective until the Closing Date, and provided, further, that the Company Parties will not be required to pay any commitment or other similar fee or incur any other liability, directly or indirectly, in connection with the debt financing prior to the Closing Date and no Company Party will be required to indemnify any Person in connection with the debt financing prior to the Closing Date. All non-public or otherwise confidential information regarding the Company obtained by the Purchaser or its Representatives pursuant to this Section 5.7(a) will be kept confidential in accordance with the Confidentiality Agreement; provided that the Purchaser and its Representatives will be permitted to disclose such information as necessary and consistent with customary practices in connection with the due diligence investigation of the lenders and any confidential information memorandum delivered to potential lenders in order to arrange any debt financing sought by the Purchaser to finance the transactions contemplated by this Agreement so long as the parties who receive such information are informed of the confidential nature of the information.
(b)    During the Interim Period, the Purchaser will use its reasonably best efforts to do all things necessary within the Purchaser’s control to arrange the financing as promptly as practicable following the date of this Agreement and to consummate the financing on the Closing Date.
5.8    Public Announcements. Unless otherwise required by applicable Law, during the Interim Period, no Party will make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party (which consent will not be unreasonably withheld, conditioned, or delayed), and the Parties will cooperate as to the timing and contents of any such announcement.

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5.9    Notification. The Company Parties will promptly and accurately advise the Purchaser in writing of the threat or commencement against any Company Party of any Legal Proceeding known to any Company Party, by, against, or materially affecting any Company Party, the Business, or the Company Parties’ operations, assets, or prospects, or which challenges or may affect the validity of this Agreement or any other Transaction Document, or any action taken or to be taken by any Company Party or any of the Equityholders in connection with this Agreement or any other Transaction Document or the ability of the Company, the Seller, or any Equityholder to consummate the transactions contemplated herein and therein.
5.10    R&W Insurance. The R&W Insurance Policy has been bound as of the date of this Agreement. The Purchaser shall not, and shall cause its Affiliates not to, amend the subrogation or third party beneficiaries contained in the RWI Insurance Policy benefitting the Company or its Affiliates or their respective employees, officers, directors or equity holders or otherwise modify the R&W Insurance Policy in a manner adverse to the Company or any of its Affiliates or their respective employees, officers, directors or equity holders. The Purchaser shall (a) satisfy on a timely basis all conditions necessary for the issuance of or continuance of coverage under the R&W Insurance Policy as set forth in the associated binder(s) of insurance, and (b) comply in all material respects with the terms and conditions of the R&W Insurance Policy and associated binder(s) of insurance. The Purchaser and its Affiliates shall not take any action with the intention of causing the RWI Insurance Policy or the rights of any party thereunder to be terminated, cancelled or waived in a manner that would have an adverse impact on the Company, the Seller Parties or any of their respective Affiliates.
5.11    D&O Indemnification. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing existing in favor of the current or former directors or officers of the Company (each, a “Company Indemnified Party”) as provided in the Organizational Documents of the Company or in separate agreements between the Company and its individual officers and directors, shall continue to be binding upon the Company and their respective successor entities following the consummation of the transactions contemplated by this Agreement in accordance with their respective terms, and, for a period of six (6) years after the Closing, the Purchaser will fulfill and honor in all respects the obligations set forth in the Organizational Documents of the Company in accordance with the terms thereof in each case in effect on the date hereof, and for such six (6) year period such rights will continue in full force and effect in accordance with their respective terms; provided that (i) such indemnification shall be subject to any limitation imposed from time to time under any applicable Laws, (ii) the Purchaser shall be able to amend the Organizational Documents of the Company so long as it honors and fulfills the obligation to indemnify such Company Indemnified Parties and (iii) such indemnification shall be subject to the Purchaser’s rights of indemnification under Article 9. Any Company Indemnified Party wishing to claim indemnification under this Section 5.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Purchaser.

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5.12    D&O Tail Insurance Policy. Prior to the Closing, the Company shall purchase at its sole cost and expense an extended reporting period endorsement/tail under Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers which shall provide coverage for six (6) years following the Closing of not less than the existing coverage for, and have other terms not materially less favorable to, the insured persons than the directors’ and officers’ liability insurance presently maintained by the Company (collectively, the “D&O Tail Policy”). The costs of such D&O Tail Policy shall be a Transaction Expense payable at Closing to the extent such costs are not paid prior to Closing.
ARTICLE 6
POST-CLOSING COVENANTS
6.1    Deliveries After Closing. From time to time after the Closing, at the Purchaser’s reasonable request and without further consideration from the Purchaser, the Seller Parties will execute and deliver such other instruments of conveyance and transfer and take such other action as the Purchaser may reasonably require to convey, transfer to, and vest in the Purchaser and to put the Purchaser in possession of any rights or property to be sold, conveyed, transferred, and delivered hereunder.
6.2    Non-Disclosure; Non-Competition; Non-Solicitation.
(a)    Non-Disclosure of Confidential Information. No Seller Party (on his, her, or its behalf and on behalf of each of his, her, or its Affiliates’ behalf) will, directly or indirectly, disclose or use at any time (and will cause their respective Affiliates and Representatives not to use or disclose) any Confidential Information (whether or not such information is or was developed by such Seller Party), except to the extent that such disclosure or use is directly related to and required by the performance of such Seller Party’s duties to the Company or the Purchaser or as required by Law or as otherwise provided hereunder. Each Seller Party further agrees to take commercially reasonable steps, to the extent within its control, to safeguard such Confidential Information and to protect it against disclosure, misuse, espionage, loss, and theft. In the event any Seller Party is required by Law to disclose any Confidential Information, such Seller Party will promptly notify the Purchaser in writing, which notification will include the nature of the legal requirement and the extent of the required disclosure, and will cooperate with the Purchaser’s reasonable requests to preserve the confidentiality of such Confidential Information consistent with applicable Law. For purposes of this Agreement, “Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the Business, the Company or its respective employees, vendors, suppliers, distributors, customers, independent contractors, or other business relations. Confidential Information includes the following as they relate to the Company or the Business and, in each case, to the extent the Company or the Business obtains a commercial benefit from the secret nature of such information: internal business information (including information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures, accounting and business methods and potential acquisition candidates); identities of, individual requirements of, and specific contractual arrangements with, the Company’s employees, vendors, suppliers, distributors, customers, independent contractors, or other business relations and their confidential information; Trade Secrets, know-how, compilations of data and analyses, techniques,

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software, code, hardware, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto; and inventions, innovations, improvements, developments, methods, designs, analyses, drawings, and reports. Notwithstanding the foregoing, Confidential Information does not include such information which: (i) at the time of disclosure is publicly available or thereafter becomes publicly available through no act or omission of such Seller Party; (ii) is thereafter disclosed or furnished to such Seller Party by a third party who is not known by such Seller Party to have acquired the information under an obligation of confidentiality; (iii) is independently developed by such Seller Party after the Closing Date without the use of, reliance on, or reference to, Confidential Information; or (iv) is disclosed by such Seller Party (subject to compliance with the applicable provisions of this subsection (a)) under compulsion of applicable Law.
(b)    Non-Competition.
(i)    Each Key Holder is familiar with the Trade Secrets related to the Company and the Business, and with other Confidential Information concerning the Company and the Business, including all (A) inventions, technology, software, code, and research and development related to the Business, (B) customers, vendors, and suppliers, and customer, vendor, and supplier lists related to the Business, (C) products (including products under development) and services related to the Business and related costs and pricing structures and procedural techniques, (D) accounting and business methods and practices related to the Business, and (E) similar and related confidential information and Trade Secrets related to the Business. Each Key Holder acknowledges and agrees that the Company would be irreparably damaged if such Key Holder were to directly or indirectly provide services to any Person competing with the Business and that such direct or indirect competition by such Key Holder would result in a significant loss of goodwill by the Company.
(ii)    In further consideration for the Purchaser’s payment of the Purchase Price under this Agreement (in respect of which payment each of the Key Holders expressly acknowledges that it derives a substantial and direct benefit), and in order to protect the value of the Company and the Business acquired by the Purchaser hereunder (including the goodwill inherent in the Company and the Business), which represents a legitimate business interest, each Seller Party (on his, her, or its behalf and on behalf of each of his, her, or its Affiliates’ behalf) hereby agrees that during the period commencing on the Closing Date and ending on the second anniversary of the Closing Date (the “Restricted Period”), such Key Holder will not acquire or hold any economic, financial, or other interest (including equity or debt securities) in, act as an equity holder or Representative of, render any services to, or otherwise operate or hold an interest (whether an equity interest or otherwise) in any Person having any location in the Restricted Area, which entity, enterprise or other Person primarily engages in, or engages in the management or operation of any Person that primarily engages in, any business that competes with the Business as conducted by the Company as of the Closing Date; provided, however, nothing contained herein will be construed to prohibit such Key Holder from purchasing up to an aggregate of one percent (1%) of any class of the outstanding voting securities of any other Person whose securities are listed on a national securities exchange (but only if such investment is held on a purely passive basis and does not violate any restrictive covenant hereunder).

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(c)    Non-Solicitation. During the Restricted Period, neither the Seller nor any of the Key Holders (on his, her, or its behalf and on behalf of each of his, her, or its Affiliates’ behalf) will, directly or indirectly, either individually or acting in concert with another Person or Persons:
(i)    request, induce, or attempt to influence any distributor, supplier, customer, vendor, or other business relationship of the Company as of the date of this Agreement to curtail, cancel, or refrain from maintaining or increasing the amount or type of business such distributor, supplier, customer, vendor, or other business relationship of the Company is currently transacting with the Company or modify in a manner unfavorable to the Company its pricing or other terms of sale with the Business;
(ii)    solicit for employment or retention or hire, employ, or retain any Person who is an employee of the Company as of the Closing Date, except that the placing of general advertisements in newspapers, magazines, or electronic media shall not, in itself, be a violation of this Section 6.2(c)(ii) so long as such general advertisements or similar notices are not targeted specifically at any employee or contractor of the Company or the Business; or
(iii)    influence or attempt to influence any Person who is an employee or contractor of the Company as of the Closing Date to terminate his or her employment or engagement with the Company or the Business, except that the placing of general advertisements in newspapers, magazines, or electronic media shall not, in itself, be a violation of this Section 6.2(c)(iii) so long as such general advertisements or similar notices are not targeted specifically at any employee or contractor of the Company or the Business.
(d)    Severability. Notwithstanding anything to the contrary in this Agreement, if at any time, in any judicial or arbitration proceeding, any of the restrictions stated in this Section 6.2 are found by a final order of a court of competent jurisdiction or arbitrator to be unreasonable or otherwise unenforceable under circumstances then existing, the Parties each agree that the period, scope, or geographical area, as the case may be, will be reduced to the extent necessary to enable the court to enforce the restrictions to the extent such provisions are allowable under applicable Law, giving effect to the agreement and intent of the Parties that the restrictions contained herein will be effective to the fullest extent permissible. In the event that a court of competent jurisdiction or arbitrator has issued a final order finding a Seller Party to be in Breach or violation of any of the provisions of this Section 6.2, the Restricted Period, as applicable to such Seller Party, will be tolled for so long as such Seller Party was found to be in violation of such provision. Each Seller Party agrees that the restrictions contained in this Agreement are reasonable in all respects and necessary to protect the Purchaser’s interest in, and the value of, the Business.
(e)    Specific Performance; Injunctive Relief. Each Seller Party acknowledges and agrees that in the event of a Breach by any Seller Party of any of the provisions of this Section 6.2, the Purchaser would suffer irreparable harm, no adequate remedy at Law would exist for the Purchaser, and damages would be difficult to determine. Consequently, in addition to other rights and remedies existing in the Purchaser’s favor, the Purchaser may apply to any court of law or equity of competent jurisdiction for specific performance or injunctive or other relief in order to enforce or prevent any violations of the provisions of this Section 6.2, in each case, without the requirement of posting a bond (or similar security) or proving actual damages.

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6.3    Public Announcements. None of the Seller Parties, the Purchaser, nor any Affiliate or Representative of such Persons (as applicable), will disclose any of the terms of this Agreement to any third party without the other Party’s prior written consent (which consent will not be unreasonably withheld, conditioned, or delayed), unless required by Law. No press releases, public announcements, or publicity statements with respect to this Agreement or the transactions contemplated hereby will be released by any Party, unless required by Law. Notwithstanding the foregoing, nothing in this Agreement will restrict the ability of, after the Closing, the Purchaser or any of its Affiliates from disclosing this Agreement and the terms of the transactions contemplated hereby with any prospective acquiror of the Business and/or the Company and its Representatives.
6.4    Use of Name. The Seller and the Equityholders hereby acknowledge and agree that following the Closing the Purchaser and the Company will have the sole right to the use of the name “Mobile Posse,” and the marks listed in Section 2.19(a) of the Disclosure Schedule or any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto (collectively, the “Company Marks”). The Seller and the Equityholders will not, and will cause their respective Affiliates not to, use such name or any variation or simulation thereof or any of the Company Marks other than in connection with performing their obligations under their employment or consulting arrangement with the Company.
6.5    Employees and Benefits.
(a)    For at least one (1) year following the Closing Date, the Purchaser shall provide or cause to be provided to all employees of the Company who remain employed thereafter (the “Continuing Employees”) aggregate base salary, wages, bonus opportunity and other compensation and benefits that is as favorable as the aggregate base salary, wages, bonus opportunity and other compensation and benefits paid by the Company or its Affiliates immediately prior to the Closing Date.
(b)    On and after the Closing Date, the Purchaser shall use its commercially reasonable efforts to work with its insurance carriers to (i) ensure, or cause to ensure, that no limitations or exclusions as to pre-existing conditions, evidence of insurability or good health, waiting periods or actively-at-work exclusions or other limitations or restrictions on coverage are applicable to any Continuing Employees or their dependents or beneficiaries under any welfare benefit plans in which such Continuing Employees or their dependents or beneficiaries may be eligible to participate, and (ii) provide or cause to be provided that any costs or expenses incurred by Continuing Employees (and their dependents or beneficiaries) up to (and including) the Closing Date shall be taken into account for purposes of satisfying applicable deductible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under any such welfare benefit plans.
(c)    With respect to each employee benefit plan, policy or practice, including severance, vacation and paid time off plans, policies or practices (excluding equity compensation), sponsored or maintained by the Purchaser or its Affiliates (including the Company following the Closing), the Purchaser shall grant, or cause to be granted to, all Continuing Employees from and after the Closing Date credit for all service with the Company and its predecessors prior to the Closing

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Date for purposes of eligibility to participate, vesting credit, eligibility to commence benefits, benefit accrual and severance, but excluding benefit accrual under any defined benefit pension plan and any such credit that would result in a duplication of benefits.
(d)    Nothing contained herein shall be construed as requiring the Purchaser or Company to continue any specific plans or to continue the employment of any Continuing Employee.
6.6    R&W Insurance Policy. During the term of the R&W Insurance Policy, the Purchaser (i) shall, and shall cause the Company and its Affiliates to, maintain the R&W Insurance Policy in full force and effect and (ii) shall not, and shall not permit the Company to, (A) amend, repeal or modify any provision of the R&W Insurance Policy without Seller’s prior written express consent (not to be unreasonably withheld, conditioned or delayed, it being understood that it shall not be unreasonable for Seller to withhold consent in the event that any such amendment, repeal or modification would adversely affect the Seller, in Seller’s reasonable discretion), (B) take any action or omit to take any action that would result in the cancellation, termination, amendment or modification of the R&W Insurance Policy or coverage thereunder other than by payment of claims thereunder, and (C) permit the assignment, substitution or transfer of the rights or obligations of the insurer under the R&W Insurance Policy other than as allowed by the terms of the R&W Insurance Policy.
ARTICLE 7
CLOSING; CLOSING CONDITIONS
7.1    Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will, unless otherwise mutually agreed to by the Seller and the Purchaser, be consummated electronically and will take place at 9:00 a.m., Central Time, on the third (3rd) Business Day following the satisfaction or waiver of all conditions set forth in Sections 7.2 and 7.3 (other than conditions with respect to actions the respective Parties will take at the Closing itself) (the “Closing Date”). All transactions contemplated herein to occur on and as of the Closing Date will be deemed to have occurred simultaneously and to be effective as of 12:01 a.m. Central Time on the Closing Date; provided that the Closing Payment Amount will be calculated as if the transactions contemplated by this Agreement had not occurred.
7.2    Conditions to the Obligations of the Purchaser. The obligations of the Purchaser to complete the purchase of the Company Securities and the other transactions contemplated hereby will be subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by the Purchaser:
(a)    Accuracy of Representations and Warranties. The representations and warranties of the Company and the Seller Parties contained in Article 2 and Article 3 (i) that are Fundamental Representations and Tax Representations will be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect”), (ii) that are not Fundamental Representations or Tax Representations that are qualified as to “materiality” or “Material Adverse Effect” will be true and correct and (iii) all other representations not included in clause (i) or clause (ii) hereof, will be true and correct in all material respects, in each case, at and as of the date made and as of the Closing Date.

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(b)    Compliance with Obligations. The Seller Parties and the Company will have performed and complied in all material respects with all agreements, covenants, and conditions required by this Agreement to be performed and complied with by them prior to the Closing Date.
(c)    Consents and Approvals. The Company, the Seller, and each of the Equityholders will have obtained, and the Purchaser will have received, all Third Party Consents, Governmental Consents, and any other authorizations listed on Section 7.2(c) of the Disclosure Schedule.
(d)    No Proceeding or Litigation. No preliminary or permanent injunction or other Order issued by a court of competent jurisdiction or by any Authority, or any Law or Order promulgated or enacted by any Authority will be in effect which could reasonably be expected to (i) make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated by the Transaction Documents, or result in damages in connection with the transactions contemplated by the Transaction Documents, or (ii) result in (A) the prohibition of ownership or the operation by the Purchaser of all or a portion of the Business or (B) the compelling of the Purchaser to dispose of or to hold separately any portion of the Business or assets of the Company or their respective Affiliates as a result of the transactions contemplated by the Transaction Documents.
(e)    Seller Party Deliveries. The Seller Parties will have delivered to the Purchaser each of the following:
(i)    A certificate, duly executed by the secretary of the Company, dated as of the Closing Date, certifying to the Organizational Documents of the Company, the resolutions adopted by the Board of Directors of the Company (or similar governing body) in connection with this Agreement, and the incumbency of those officers of the Company executing this Agreement and the other Transaction Documents by or on behalf of the Company;
(ii)    A certificate, duly executed by the secretary of the Seller, dated as of the Closing Date, certifying to the Organizational Documents of the Seller, the resolutions adopted by the Board of Managers of the Seller (or similar governing body) and members of the Seller in connection with this Agreement and the Transaction Documents, as applicable, and the incumbency of those officers of the Seller executing the Transaction Documents, as applicable, by or on behalf of the Seller;
(iii)    A copy of the articles of organization (or applicable Organizational Document) of the Company, certified by the Secretary of State of the State of Delaware, and a certificate of good standing from the Secretary of State of the applicable state of formation (or similar Authority) of each state in which the Company is formed or qualified to do business, in each case, as of a date not more than ten (10) days prior to the Closing Date;
(iv)    A certificate, executed by the Seller, dated as of the Closing Date stating that the preconditions specified in Sections 7.2(a), 7.2(b) and 7.2(c) have been satisfied, in form and substance satisfactory to the Purchaser;
(v)    All minute books and stock books, if any, of the Company in its possession, if not already located on the premises of the Company;

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(vi)    A certification by the Company that the shares of capital stock of the Company are not “United States real property interests” as defined in Section 897(c) of the Code, prepared in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code (in a form reasonably acceptable to the Purchaser for purposes of satisfying the Purchaser’s obligations under Treasury Regulations Section 1.1445-2(c)(3)), validly executed by a duly authorized officer of the Company;
(vii)    A copy of the Escrow Agreement, duly executed by the Seller;
(viii)    A copy of the Funds Flow, duly executed by the Seller Parties;
(ix)    The Payoff Letters, duly executed by the Company and the relevant Closing Indebtedness Holder, in form and substance acceptable to the Purchaser;
(x)    Duly executed letters of resignation (including termination of any applicable employment agreement and severance arrangement but, excluding resignation of employment with respect to Mr. Jackson, which employment will be an at-will employment arrangement), effective as of the Closing Date, from the individuals set forth on Schedule 7.2(e)(x) hereto, in form and substance satisfactory to the Purchaser;
(xi)    a release duly executed by each of the Persons set forth in Section 7.2(e)(xi) of the Disclosure Schedule, in the form attached hereto as Exhibit C;
(xii)    stock certificates representing the Company Securities and stock powers executed by the Seller to evidence the transfer of the Company Securities to the Purchaser, in form and substance satisfactory to the Purchaser; and
(xiii)    Such other and further documents and certificates, including certificates of the Company’s officers and others, as the Purchaser will reasonably request to evidence compliance with the conditions set forth in this Agreement.
(f)    Debt Financing. No Force Majeure Event shall have occurred that prevented the Purchaser from consummating the external debt financing needed to help finance the funding of the Purchase Price.
7.3    Conditions to the Obligations of the Seller Parties. The obligations of the Seller Parties to complete the transactions contemplated hereby will be subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by the Seller:
(a)    Accuracy of Representations and Warranties. The representations and warranties of the Purchaser contained in Article 5 (i) that are qualified as to materiality or Material Adverse Effect will have been true and correct when made, and will be true and correct on and as of the Closing Date as if made on and as of such date and (ii) that are not qualified as to materiality or Material Adverse Effect, will have been true and correct in all material respects when made, and will be true and correct in all material respects on and as of the Closing Date as if made on and as of such date.

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(b)    Compliance with Obligations. The Purchaser will have performed and complied in all material respects with all agreements, covenants, and conditions required by this Agreement to be performed and complied with by them prior to the Closing Date.
(c)    No Proceeding or Litigation. No preliminary or permanent injunction or other Order issued by a court of competent jurisdiction or by any Authority, or any Law or Order promulgated or enacted by any Authority will be in effect which would prevent the consummation of the transactions contemplated hereby.
(d)    Purchaser Deliveries. The Purchaser will have delivered to the Seller each of the following:
(i)    A certificate, executed by the Purchaser, dated as of the Closing Date, stating that the preconditions specified in Sections 7.3(a) and 7.3(b) have been satisfied, in form and substance satisfactory to the Seller;
(ii)    A certificate, duly executed by the secretary of the Purchaser, dated as of the Closing Date, certifying to the resolutions adopted by the Board of Directors of the Purchaser (or similar governing body) in connection with this Agreement and the Transaction Documents, as applicable, and the incumbency of those officers of the Purchaser executing the Transaction Documents, as applicable, by or on behalf of the Purchaser;
(iii)    A copy of the Escrow Agreement, duly executed by the Purchaser;
(iv)    A copy of the Funds Flow, duly executed by the Purchaser; and
(v)    A copy of the paid for and bound R&W Insurance Policy, which will be in full force and effect.
ARTICLE 8
TAX MATTERS
8.1    Pre-Closing Returns. The Purchaser will prepare and timely file, or cause to be prepared or timely filed, all Tax Returns that are required to be filed by, or with respect to, the Company for any Pre-Closing Tax Period that are not filed as of the Closing Date (each a “Pre-Closing Return”). The Purchaser will submit each such Pre-Closing Return to the Seller for the Seller’s review and comment no later than forty-five (45) days before the due date for such Pre-Closing Return, in the case of an income Tax Return, and as soon as practicable in the case of all other Pre-Closing Returns. No later than fifteen (15) days following the Seller’s receipt of a Pre-Closing Return, the Seller will notify the Purchaser in writing of any dispute with respect to the manner in which such Pre-Closing Return is prepared, or the related Tax is calculated. If the Purchaser and the Seller are unable to resolve a dispute with respect to any such Pre-Closing Return within a period of fifteen (15) days following the Purchaser’s receipt of notice of any disputed items, then any disputed items will be resolved in accordance with Section 1.4 mutatis mutandis. All Pre-Closing Returns will be prepared, and all elections with respect to such Pre-Closing Returns will be made, in accordance with applicable Law and, unless inconsistent with applicable Law, in a manner consistent with the past practice of the Company. Within five (5) days after the later of (a) the Seller’s approval of any Pre-Closing

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Return, and (b) the resolution of any dispute with respect to such Pre-Closing Returns, the Seller Parties will pay to the Company the amount of Taxes due with respect to such Pre-Closing Return to the extent there are Pre-Closing Taxes. Nothing hereunder will limit the right of the Company to file any Pre-Closing Return on a timely basis; provided, however, that a previously filed Pre-Closing Return will be amended to the extent necessary to reflect resolution of any disputed items contrary to the reporting on such Pre-Closing Return.
8.2    Allocations. For purposes of this Agreement and the determination of indemnification obligations of the Seller Parties, in the case of any Straddle Period, the portion of Taxes attributable to the Pre-Closing Tax Period of such Straddle Period will be determined as follows: (i) the amount of any Taxes based on or measured by income, gains, or receipts, payroll or any Taxes other than Property Taxes, attributable to the Pre-Closing Tax Period portion of such Straddle Period will be determined based on an interim closing of the books as of the close of business on the Closing Date; and (ii) the amount of any Property Taxes attributable to the Pre-Closing Tax Period portion of such Straddle Period will be the total amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, (x) the numerator of which is the number of days in the Straddle Period up to and including the Closing Date, and (y) the denominator of which is the total number of days in such Straddle Period. For purposes of determining income Taxes for which the Seller Parties shall be responsible in respect of any such short taxable year or deemed short taxable year, such amounts equal to any item of loss or deduction properly deductible for U.S. federal income tax purposes resulting from or attributable to the Final Transaction Expenses and Final Indebtedness shall be treated as deductible in a Pre-Closing Tax Period.
8.3    Cooperation and Records Retention. The Seller and the Purchaser will (a) each provide the other, and the Purchaser will cause the Company to provide the Seller, with such assistance as may be reasonably requested by any of them in connection with the preparation of any Tax Return, audit, or other examination by any Taxing Authority or judicial or administrative proceedings relating to liability for Taxes, (b) each retain and provide the other, and the Purchaser will cause the Company to retain and provide the Seller with, any records or other information that may be relevant to such Tax Return, audit or examination, proceeding, or determination, and (c) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any Tax Return of the other or the Company for any period. Each Party will bear its own expenses in complying with the provisions of this Section 8.3.
8.4    Termination of Tax Arrangements. Other than any Ordinary Course Agreement, all Tax sharing, Tax allocation and similar agreements and arrangements, other than commercial agreements, including, but not limited to leases and loan agreements, to which the Company is a party and pursuant to which the Company or the Purchaser may have any obligations or responsibilities with respect to Taxes, will be terminated prior to the Closing, and the Company will have no further obligations or responsibilities thereunder following the Closing.
8.5    Transfer Taxes. The Seller Parties, in the aggregate, and the Purchaser will each be responsible for and will pay one-half of all Transfer Taxes. The Party required by Law to file a Tax Return with respect to such Transfer Taxes will do so in the time and manner prescribed by Law, and the non-filing Party will promptly reimburse the filing Party for its share of any Transfer Taxes upon

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receipt of evidence reasonably satisfactory to the non-filing Party of the amount of such Transfer Taxes.
8.6    Withholding. Notwithstanding any other provision in this Agreement, the Purchaser will have the right to deduct and withhold any required Taxes from any payments to be made hereunder. To the extent that amounts are so withheld and paid to the appropriate Taxing Authority, such withheld amounts will be treated for all purposes of this Agreement as having been delivered and paid to the applicable Seller Party or any other recipient of payment in respect of which such deduction and withholding was made.
8.7    Tax Refunds. Any cash Tax refunds of the Company that are received by any member of the Company, Purchaser or their respective Affiliates, and any amounts applied as a credit against Taxes of the Company, Purchaser or their respective Affiliates, that represent an overpayment of Taxes of the Company for a Pre-Closing Tax Period, as well as any refundable Tax credits for a Pre-Closing Tax Period that are received by the Company, Purchaser or their respective Affiliates, will be for the account of the Seller, except to the extent that the amount was taken into account as an increase to the Purchase Price. The calculation of the amount of the refund or credit attributable to any Tax period shall take into account any corresponding increase in Taxes due to the extent not otherwise previously reimbursed under this Agreement. Any refund or credit attributable to an overpayment of Taxes for a Straddle Period shall be allocated between the Pre-Closing Tax Period and the remainder of the Straddle Period according to the provisions of Section 8.2. Purchaser or its Affiliates (as applicable) will, or will cause the Company to, pay over to the Seller any amount payable to the Seller under this Section 8.7 within fifteen (15) days after receipt of such refund or application of such credit against Tax, net of: (i) any out-of-pocket costs incurred in obtaining such refunds or applications and (ii) any Tax incurred by the Company, Purchaser or their respective Affiliates with respect to such Tax refund and any Tax required to be withheld with respect to such payment.
ARTICLE 9
INDEMNIFICATION
9.1    Survival. All covenants in this Agreement will survive the Closing and remain in full force and effect until the date on which such covenant has been performed in full or waived in writing by the person with the authority to waive such covenant. For purposes of the Seller Parties’ indemnification obligations to the Purchaser Indemnified Parties (and not for purposes of the R&W Insurance Policy), all of the representations and warranties regarding the Company and the Seller Parties, on the one hand, and the Purchaser, on the other hand, in each case, contained in, or arising out of, this Agreement will survive the Closing hereunder for a period of twelve (12) months after the Closing Date; provided, that (i) the representations and warranties set forth in Section 2.1(a), (Organization and Qualification; Subsidiaries), Section 2.2 (Authorization, Enforceability), Section 2.3 (Capitalization), Section 2.4 (No Violation), Section 2.23 (Brokerage and Transaction Based Fees), Section 3.1 (Authorization; Enforceability), Section 3.2 (Title to Securities), Section 3.5 (No Violation), and their corresponding Disclosure Schedule(s) (collectively, the “Fundamental Representations”) will survive until the five (5) year anniversary of the Closing Date and (ii) the representations and warranties set forth in Section 2.14 (Tax Matters) and its corresponding Disclosure Schedule (the “Tax Representations”) will survive until the sixtieth (60th) day following the expiration of the applicable statute of limitations (after giving effect to any extensions or waivers thereof).

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Notwithstanding anything to the contrary contained herein, the representations, warranties, and indemnities for which an indemnification Claim will be pending as of the end of the applicable period referred to herein will survive with respect to such Claim until the final disposition thereof.
9.2    Monetary and Other Limitations.
(a)    The Seller Parties will have no obligation to indemnify the Purchaser Indemnified Parties pursuant to Section 9.3(a) or Section 9.3(b) to the extent that the aggregate amount of all such Losses incurred or suffered by the Purchaser Indemnified Parties exceeds the General Escrow Amount; provided, that the limitations set forth in this Section 9.2(a) will not apply to (A) any Breaches of the Fundamental Representations or the Tax Representations, (B) any Losses related to or arising in connection with Fraud, (C) any Indemnified Taxes (collectively, items (A) through (C) of this Section 9.2(a) will be referred to as the “Limitation Carve-Outs”), or (D) the Specified Matter.
(b)    Subject to the other limitations contained herein, the maximum aggregate liability of the Seller Parties pursuant to Sections 9.3(a) or 9.3(b) will be equal to the General Escrow Amount; provided that with respect to (i) any Limitation Carve-Out, the maximum aggregate liability will be equal to the amount of the Purchase Price actually paid to the Seller (or if the indemnification claim is made prior to the Closing, the Closing Cash Consideration Amount) and (ii) with respect to the Specified Matter, the maximum aggregate liability will be equal to the Special Escrow Amount.
(c)    The Purchaser will have no obligation to indemnify the Seller Parties pursuant to Section 9.4, except to the extent that the aggregate amount of all such Losses incurred or suffered by the Seller Parties exceeds an amount equal to the General Escrow Amount (the “Seller Deductible”) at which time, the Seller Parties shall be entitled to recover such Losses equal to the Seller Deductible and any Losses in excess of the Seller Deductible.
(d)    No Party will be entitled to receive indemnification for any matter in which there has been a corresponding adjustment to the Purchase Price pursuant to Section 1.4.
(e)    Notwithstanding anything to the contrary in this Agreement, for purposes of determining whether any Breach of a representation or warranty occurred and for purposes of calculating the amount of Losses resulting from any such Breach of a representation or warranty, all qualifications or exceptions in any representation or warranty relating to or referring to the terms “material,” “materiality,” “in all material respects,” “Material Adverse Effect,” or any similar term or phrase will be disregarded and the representations and warranties of the Parties contained in this Agreement will be read as if such terms and phrases were not included in them.
(f)    Notwithstanding anything to the contrary in this Agreement, (i) the right of any Indemnitee to indemnification pursuant to this Agreement will not be limited by reason of any facts or circumstances known to them or their Representatives at any time or resulting from any Breach of any covenant, agreement, representation, or warranty of which any Indemnitee or its Representatives has knowledge at any time, or the decision of any Indemnitee to consummate the Closing, and (ii) the Purchaser will have the right, irrespective of any knowledge or investigation of the Purchaser (or of its Affiliates or Representatives), to rely fully on the representations, warranties, and covenants of the Seller Parties and the Company contained herein. Notwithstanding any other provision of this

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Agreement to the contrary, the Indemnitor shall not be liable under this Article 9 for any Losses relating to any matter to the extent that the Indemnitee shall have otherwise been compensated for such matter pursuant to, or the Loss was taken into account under, any other provision of this Agreement, so as to avoid duplication or “double counting” of the same Loss.
(g)    The amount of any Losses for which indemnification is provided for under this Agreement shall be reduced by (i) any amounts actually received by the Indemnitee as a result of any indemnification, contribution or other payment by any third party, net of any costs of collection and (ii) any insurance proceeds (including pursuant to the R&W Insurance Policy) or other amounts actually received by the Indemnitee from third parties with respect to such Losses, net of the present value of any increases in premiums directly attributable to the applicable Losses, any costs of collection, Taxes, deductibles or other costs or expenses resulting from making any claims thereunder. Each party hereto agrees to first take all commercially reasonable actions to timely make and diligently pursue any claims for insurance (including under the R&W Insurance Policy) and/or Tax benefits with respect to Losses for which it will seek indemnification hereunder.
9.3    Indemnification by the Seller Parties. Subject to the terms of this Article 9, from and after the Closing, each Seller Party will (and the Company will prior to the Closing) (i) jointly and severally up to the amount of the General Escrow Amount, the Special Escrow Amount and in respect of any offsets against Earn-Out Payments and (ii) jointly with respect to Seller and Mr. Jackson (and the Company in respect of pre-Closing indemnification claims) and severally with respect to Mr. Sincavage, for any amounts not applied against or offset against the General Escrow Amount, the Special Escrow Amount or the Earn-Out Payments, indemnify, defend, and hold harmless the Purchaser, its Affiliates, and their respective Representatives, successors, and assigns (collectively, the “Purchaser Indemnified Parties”) from, against, and in respect of, any and all Losses resulting from, or in respect of, any of the following:
(a)    any Breach of any representation or warranty set forth in Article 2 or any representation or warranty of the Company in any other Transaction Documents;
(b)    any Breach of any representation or warranty set forth in Article 3 on the part of any Equityholder or any representation or warranty of any Seller Party in any other Transaction Documents; provided, that with respect to the Equityholders (and not with respect to the Seller) the corresponding indemnification obligation is solely that of the Breaching Equityholder;
(c)    any non-fulfillment or Breach of any covenant or obligation on the part of the Company or any Seller Party under this Agreement;
(d)    any failure by the Company to pay off all outstanding Indebtedness and Transaction Expenses at Closing;
(e)    any Indemnified Taxes;
(f)    any of the matters set forth on Schedule 9.3(f) hereto; and
(g)    the Specified Matter.

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9.4    Indemnification by the Purchaser. Subject to the terms of this Article 9, from and after the Closing, the Purchaser will indemnify, defend, and hold harmless the Seller Parties from, against, and in respect of, any and all Losses resulting from, or in respect of, any of the following:
(a)    any Breach of any representation or warranty set forth in Article 4; and
(b)    any non-fulfillment or Breach of any covenant or obligation on the part of the Purchaser under this Agreement.
9.5    Notice of Claims; Third Party Claims; Direct Claims.
(a)    Notice of Claim. Should any party seeking indemnification hereunder (the “Indemnitee”) for any Claim, liability, or obligation from any other Party to this Agreement (the “Indemnitor”) obtain actual knowledge of any event which could reasonably be expected to give rise to the other Party’s liability under this Article 9, it will give written notice thereof to the Indemnitor as promptly as practicable after the Indemnitee obtains knowledge of such event (provided that the failure to timely provide such notice will not impair the rights of the Indemnitee to seek indemnification from the Indemnitor except to the extent that the Indemnitor is actually materially prejudiced by such failure to give notice). Such notice (hereinafter the “Notice of Claim”) will specify (i) whether the Claim is based upon a Claim made by a third party (a “Third Party Claim”) or is not based upon a Claim made by a third party (a “Direct Claim”), and (ii) in reasonable detail (on the basis of the information then available), the grounds and, to the extent known or determinable, the amount of the Loss.
(b)    Third Party Claims.
(i)    Except as otherwise provided in this Agreement, the following procedures will be applicable with respect to indemnification for Third Party Claims. Promptly after receipt by the Indemnitee of a notice of the commencement of any action or the assertion of any Claim, liability or obligation by a third party (whether by legal process or otherwise), against which Claim, liability, or obligation the Indemnitor is, or may be, required under this Agreement to indemnify such Indemnitee, the Indemnitee will, if a Claim thereon is to be, or may be, made against the Indemnitor, provide the Notice of Claim and give the Indemnitor a copy, to the extent then available, of such Claim, process, and all legal pleadings; provided, however, the failure to give such notice will not constitute a waiver or release of the Indemnitor, but the obligation of the Indemnitor will be reduced to the extent of any actual monetary prejudice resulting from the Indemnitee’s intentional delay or failure to give any such notice as determined by a court of competent jurisdiction. The Indemnitor will have the right to (A) participate in the defense of such action with counsel of reputable standing that is reasonably acceptable to the Indemnitee and/or (B) assume the defense of such action, at its election, unless (1) such action is reasonably likely to result in injunctions or other equitable remedies in respect of the Indemnitee or its business, (2) the named parties to any such action (including any impleaded parties) include both the Indemnitee and the Indemnitor, and the Indemnitee has been advised by legal counsel that there is a conflict of interest between the Indemnitee and the Indemnitor in the conduct of the defense of such Third Party Claim, (3) such action is reasonably likely to result in criminal proceedings, injunctions, or other equitable remedies, (4) such action is reasonably likely have a material and adverse effect on the business or financial condition of the Indemnitee after the Closing Date (including any material and adverse effect on the Tax liabilities,

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earnings, or ongoing business relationships of the Indemnitee), or (5) upon petition by the Indemnitee, if an appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such Claim, in which events the Indemnitee will assume the defense. If the Indemnitor assumes the defense of such action, the assertion of such right will constitute an acknowledgement by the Indemnitor and the action represents a Claim for which the Indemnitor is responsible under this Article 9 and is subject to the terms, conditions, and limitations set forth in this Article 9. The Indemnitor and the Indemnitee will cooperate in the defense of such Claims. In the event that the Indemnitor assumes or participates in the defense of such Third Party Claim as provided herein, the Indemnitee will make available to the Indemnitor all relevant records and take such other action and sign such documents as are reasonably necessary to defend such Third Party Claim. If the Indemnitee will be required by judgment or a settlement agreement to pay any amount in respect of any obligation or liability for Losses against which the Indemnitor has agreed to indemnify the Indemnitee under this Agreement, the Indemnitor will, at the option of the Indemnitee, promptly make such payment of Losses or promptly reimburse the Indemnitee for such Losses. In the event that the Indemnitor does not accept the defense of any matter for which it is entitled to assume such defense as provided above, the Indemnitee will have the full right to defend against any such Claim.
(ii)    Prior to paying or settling any Claim against which an Indemnitor is obligated under this Agreement to indemnify an Indemnitee, the Indemnitee must first supply the Indemnitor with a copy of a final court judgment or decree holding the Indemnitee liable on such Claim or failing such judgment or decree, or must first supply the Indemnitor with a copy of a valid and binding settlement agreement. Notwithstanding anything to the contrary set forth herein, an Indemnitor or Indemnitee shall not settle any Claim against it without the prior written approval of the other, which approval will not be unreasonably withheld, conditioned, or delayed.
(iii)    An Indemnitee will have the right to employ its own counsel in any case, but the fees and expenses of such counsel will be at the expense of the Indemnitee unless (A) the employment of such counsel will have been authorized in writing by the Indemnitor in connection with the defense of such Claim, (B) the Indemnitor did not exercise its rights to assume the defense with respect to such Claim, employ counsel in the defense of such Claim, or was not entitled to assume the defense pursuant to the terms of Section 9.5(b)(i), or (C) the named parties to any such action (including any impleaded parties) include both the Indemnitee and the Indemnitor, and the Indemnitee will have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnitor, in any of which events reasonable fees and expenses of not more than one additional counsel for the indemnified parties will be borne by the Indemnitor.
(iv)    Notwithstanding anything to the contrary set forth herein, Seller may defend the litigation relating to the Specified Matter and may settle the Specified Matter for an amount equal to or less than the Special Escrow Amount and pursuant to a valid and binding settlement agreement in its sole discretion and may settle the Specified Matter for any other amount with the prior written approval of the Purchaser, which approval will not be unreasonably withheld, conditioned, or delayed; provided that in each case the settlement is for monetary damages only and without any restrictions on future actions of the Company (except for the provision of a release) and contains an express unconditional release of the Company.

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(c)    Direct Claims. Except as otherwise provided in this Agreement, the following procedures will be applicable with respect to Direct Claims. With regard to Direct Claims, the Indemnitor, following receipt of the Notice of Claim, will have sixty (60) days from such receipt in order to carry out any investigations in relation to the Notice of Claim. In order to facilitate such investigations, the Indemnitee will make available to the Indemnitor the information upon which the Indemnitee is basing its Notice of Claim, together with all other information, which the Indemnitor may reasonably request that the Indemnitee possesses or is able to obtain by using its commercially reasonable efforts. Should the Parties, within the aforesaid sixty (60) day period (subject to any possible extensions agreed between them), agree, in whole or in part, upon the Indemnitor’s liability for the Claim, the Indemnitor will pay to the Indemnitee the entire agreed upon amount pursuant to the Claim. In addition, all reasonable costs and expenses incurred by both the Indemnitee and Indemnitor associated with Direct Claims will be paid by the non-prevailing Party, unless otherwise agreed to by the Parties.
9.6    Security for the Indemnification Obligation.
(a)    Subject to the limitations contained in this Article 9, any claims for indemnification by a Purchaser Indemnified Party against the Seller Parties (or any of them, and including the Company in the event of a pre-Closing indemnification claim) pursuant to Sections 9.3(a) or 9.3(b) other than arising out of or resulting from a Breach of a Fundamental Representation or a Breach of a Tax Representation or Fraud, will be satisfied first from the portion of the General Escrow Funds, if any, then held and not previously distributed pursuant to the terms of the Escrow Agreement (and the Seller will promptly execute and deliver any necessary instructions to or for the Escrow Agent in this regard) and thereafter by the R&W Insurance Policy; provided, that in the event of a pre-Closing indemnification claim, such claim will be satisfied by the Company in cash.
(b)    Subject to the limitations contained in this Article 9, any claims for indemnification by a Purchaser Indemnified Party against the Seller Parties (or any of them, and including the Company in the event of a pre-Closing indemnification claim) arising out of or resulting from a Breach of a Fundamental Representation or a Breach of a Tax Representation, other than claims for indemnification arising out of or resulting from Fraud, shall be satisfied in the following order: (i) out of the portion of the General Escrow Funds, if any, then held and not previously distributed pursuant to the terms of the Escrow Agreement (and the Seller will promptly execute and deliver any necessary instructions to or for the Escrow Agent in this regard), then (ii) the R&W Insurance Policy, if and to the extent such Loss is covered thereunder, and then (iii) by any or a combination of the following: (A) by offset against any Earn-Out Payments due to the Seller hereunder (and any such offset amounts will be “deemed payments” for purposes of the True-Up Calculation under Section 1.2(b)(iii)), and (B) by the applicable Seller Parties (and in the event of a pre-Closing indemnification claim, by the Company) in cash. The Purchaser shall use all commercially reasonable efforts to seek coverage under the R&W Insurance Policy, including the timely and adequate delivery of notices of claims under the R&W Insurance Policy.
(c)    Subject to the limitations contained in this Article 9, any claims for indemnification by a Purchaser Indemnified Party against the Seller Parties (or any of them) pursuant to Sections 9.3(c) through 9.3(f) or arising out of or resulting from Fraud may be satisfied, in the Purchaser’s sole discretion, by any or a combination of the following: (i) out of the portion of the

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General Escrow Funds, if any, then held and not previously distributed pursuant to the terms of the Escrow Agreement (and the Seller will promptly execute and deliver any necessary instructions to or for the Escrow Agent in this regard), (ii) by the applicable Seller Parties (and in the event of a pre-Closing indemnification claim, by the Company) in cash, (iii) by offset against any Earn-Out Payments due to the Seller hereunder (and any such offset amounts will be “deemed payments” for purposes of the True-Up Calculation under Section 1.2(b)(iii) and (iv)) by the R&W Insurance Policy;
(d)    Subject to the limitations contained in this Article 9, any claims for indemnification by a Purchaser Indemnified Party against the Seller Parties (or any of them) arising out of or in connection with the Specified Matter may only be satisfied from the Special Escrow Funds.
(e)    Neither the exercise nor the failure to exercise a remedy will constitute an election of remedies or limit any Purchaser Indemnified Party in any manner in the enforcement of any other remedies that may be available to them. All payments for indemnifiable Losses made pursuant to this Article 9 will be treated as adjustments to the Purchase Price.
(f)    Each Indemnitor will pay any required indemnification amount claimed by the Indemnitee in immediately available funds within thirty (30) days after the Indemnitee provides the Indemnitor with written notice of a Claim hereunder in accordance with this Agreement unless the Indemnitor in good faith disputes such Claim. If the Indemnitor disputes such Claim in good faith, then promptly after the resolution of such dispute, the amount finally determined to be due will be paid by the Indemnitor to the Indemnitee in immediately available funds within fifteen (15) days of such dispute resolution. In the event the Indemnitor fails to pay the Indemnitee the amount of such indemnification Claim within such fifteen (15) day period the Indemnitor will pay the Indemnitee interest on the amount of such indemnification Claim at a rate of five percent (5%) per annum until the indemnification Claim is paid in full.
(g)    If any Indemnitor fails to comply with its obligations to make cash payments to an Indemnitee in an aggregate amount sufficient to reimburse the Indemnitee for all Losses resulting from an indemnified Claim, the Indemnitee may pursue any and all rights and remedies against the Indemnitor available at Law or in equity, subject to the limitations set forth in Section 9.2.
9.7    Exclusive Remedy. The Parties acknowledge and agree that the indemnification provisions in this Article 9 and the R&W Insurance Policy will be the sole and exclusive remedy of any Purchaser Indemnified Party with respect to the transactions contemplated by this Agreement except, in each case, for (a) matters covered by any other Transaction Document, (b) claims based on Fraud, (c) claims relating to Sections 1.4 and 6.2, and (d) the remedies of specific performance and injunctive or other equitable relief to the extent expressly permitted elsewhere in this Agreement (including pursuant to Section 6.2). Nothing in this Article 9 or otherwise will prevent or prohibit a Party from seeking and/or obtaining specific performance in accordance with Section 6.2 or being bound by this Article 9.

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ARTICLE 10
TERMINATION
10.1    Methods of Termination. This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time:
(a)    by mutual consent in writing of the Purchaser and the Seller;
(b)    by written notice from the Purchaser or the Seller if the transactions contemplated by this Agreement are not consummated on or before End Date; provided, that the right to terminate this Agreement under this Section 10.1(b) will not be available to any Party whose material Breach of a representation, warranty, covenant, or agreement under this Agreement has been the cause of, or resulted in the failure of, the Closing to occur on or before such date;
(c)    by written notice from the Purchaser if (provided, that the Purchaser is not then in material Breach of any representation, warranty, covenant, or other agreement contained herein) (i) the Company, the Seller or the Equityholders fail to perform in any material respect any covenants or agreements contained in this Agreement required to be performed by the Company, the Seller or the Equityholders prior to the Closing or (ii) the Company, the Seller or any Equityholder is otherwise in Breach under this Agreement, and in the case of either of clause (i) or clause (ii) such that the condition set forth in Section 7.2(a) or 7.2(b) would not be satisfied; provided, however, if such Breach is curable the Purchaser may not terminate this Agreement until the date that is ten (10) Business Days from the date written notice was provided to the Seller; or
(d)    by written notice from the Seller if (provided, that none of the Company, the Seller, or any of the Equityholders are then in material Breach of any representation, warranty, covenant, or other agreement contained herein) (i) the Purchaser fails to perform in any material respect any covenants or agreements contained in this Agreement required to be performed by the Purchaser prior to the Closing, or (ii) the Purchaser is otherwise in Breach under this Agreement, and in the case of either of clause (i) or clause (ii) such that the condition set forth in Section 7.3(a) or 7.3(b) would not be satisfied; provided, however, if such default or Breach is curable Seller may not terminate this Agreement until the date that is ten (10) Business Days from the date written notice was provided to the Purchaser.
10.2    Purchaser Termination Fee. Notwithstanding anything in this Agreement to the contrary, if the Closing has not occurred by the End Date and the Identified Contract has not been terminated on the End Date, the parties agree that the Seller and the Company shall have suffered a loss and value to the Seller and the Company of an incalculable nature and amount, unrecoverable in law, and the Purchaser will pay to the Seller a fee of $5,000,000 (the “Purchaser Termination Fee”); provided, however, that (a) in no event will the Purchaser be required to pay the Purchaser Termination Fee on more than one occasion and (b) no Purchaser Termination Fee will be payable if (i) the Identified Contract has been terminated prior to the End Date or (ii) a Seller Party Breaches a representation, warranty or covenant contained in this Agreement in a material respect or fails to satisfy a condition under Section 7.2, in each case, with the intent of frustrating the consummation of the transactions contemplated in this Agreement. The Purchaser Termination Fee will be payable in immediately available funds by wire transfer no later than five (5) Business Days after such termination.

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10.3    Procedure Upon Termination. Subject to Section 10.2, in the event of termination and abandonment pursuant to Section 10.1, this Agreement will terminate and will be abandoned without further action by any of the Parties and will immediately become null and void and there will be no liability on the part of any Party or its Representatives, except for obligations under Section 5.5 (Confidentiality), Article 11 (Miscellaneous Provisions), Section 10.2 and this Section 10.3, all of which will survive the termination of this Agreement in accordance with their terms. If this Agreement is terminated as provided herein:
(a)    each Party will either destroy or redeliver all documents and other material of any other Party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the Party furnishing the same;
(b)    all information received by any Party with respect to the business of any other Party (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any Authority) will not at any time be used for the advantage of, or disclosed to third parties by, such Party to the detriment of the Party furnishing such information and will remain subject to the terms and obligations set forth in the Confidentiality Agreement; and
(c)    any Breaching or defaulting Party will remain liable for any Breach or default that occurred prior to such termination and no non-Breaching or non-defaulting Party will have any liability or further obligation to any other Party to this Agreement and such non-Breaching or non-defaulting Party may at its option enforce its rights against such Breaching or defaulting Party and seek any remedies against such Party, as provided hereunder and by applicable Law.
ARTICLE 11
MISCELLANEOUS PROVISIONS
11.1    Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified, and supplemented only by a written agreement between the Seller and the Purchaser.
11.2    Waiver of Compliance; Consents. Any failure of any Party to comply with any obligation, covenant, agreement, or condition herein may be waived in writing by the other Parties, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any Party, such consent will be given in writing to be effective.
11.3    Notices. All notices, requests, demands, and other communications required or permitted hereunder will be in writing and will be deemed to have been duly given (a) one (1) Business Day after being delivered by hand, (b) three (3) Business Days after being mailed first class or certified with postage paid, (c) one (1) Business Day after being couriered by overnight receipted courier service, or (d) one (1) Business Day after being sent by email:

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(i)    If to the Company (prior to the Closing), the Seller, and/or the Equityholders, to:
ACME Mobile, LLC
1010 N. Glebe Road, Suite 800
Arlington, VA 22201
Attention: Jonathan Jackson and Stephen Sincavage
Email: jon@mobileposse.com and steve.sincavage@gmail.com

with a copy to (which will not constitute notice):
DLA Piper LLP (US)
One Fountain Square
11911 Freedom Drive
Suite 300
Reston, Virginia 20190
Attention: Jeffrey K. Lehrer and Jenifer Renzenbrink Smith
Email: jeff.lehrer@us.dlapiper.com and jenifer.smith@us.dlapiper.com or to such other Person or address as the Seller will furnish by notice to the Purchaser in writing.
(ii)    If to the Company (following the Closing) and/or the Purchaser, to:
Digital Turbine, Inc.
110 San Antonio Street, Suite 160
Austin, Texas 78701
Attention: Barrett Garrison
Email:      barrett.garrison@digitalturbine.com

with a copy to (which will not constitute notice):
Jackson Walker L.L.P.
100 Congress Avenue, Suite 1100
Austin, Texas 78701
Attention: Michael F. Meskill
Email: mmeskill@jw.com
or to such other Person or address as the Purchaser will furnish by notice to the Seller in writing.

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11.4    Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective heirs, successors, and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder will be assigned by any of the Parties without the prior written consent of the other Parties, except that the Purchaser may, without the prior approval of any Seller Party, (a) assign its rights, interests, and obligations hereunder to any Affiliate or in connection with a Company Sale, and (b) grant Liens in respect of its rights and interests hereunder to its lenders (and any agent for the lenders), and the Parties consent to any exercise by such lenders (and such agent) of their rights and remedies with respect to such collateral.
11.5    Governing Law. The Agreement will be governed by the internal laws of the State of Delaware as to all matters, including matters of validity, construction, effect, and performance.
11.6    Counterparts. This Agreement may be executed in multiple counterparts (including by means of facsimile or electronically transmitted portable document format (PDF) signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together will constitute one and the same instrument and will have the same force and effect as an original fully executed version of this Agreement.
11.7    Headings. The article and section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.
11.8    Entire Agreement. This Agreement and the other Transaction Documents, embody the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement and the other Transaction Documents and supersede all prior Contracts, representations, warranties, promises, covenants, arrangements, communications, and understandings, oral or written, express or implied, among the Parties with respect to such transactions, including the Letter of Intent. There are no Contracts, arrangements, or understandings between the Parties with respect to the transactions contemplated hereby, other than those expressly set forth or referred to herein.
11.9    Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any Party, upon any Breach or default of any other Party under this Agreement, will impair any such right, power, or remedy of such Party nor will it be construed to be a waiver of any such Breach or default, or an acquiescence therein, or of or in any similar Breach or default thereafter occurring; nor will any waiver of any single Breach or default be deemed a waiver of any other Breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any Party of any Breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be made in writing and will be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by Law or otherwise afforded to any Party, will be cumulative and not alternative.
11.10    Severability. Wherever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance will be held to be prohibited by, illegal, or unenforceable under applicable Law in any respect by a court of competent jurisdiction,

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such provision will be ineffective only to the extent of such prohibition or illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
11.11    Expenses. Except as otherwise provided in this Agreement, the Purchaser, on the one hand, and the Seller Parties, on the other hand, will bear their own expenses and the Seller Parties will bear the expenses of the Company, including brokerage or investment banking, accounting, and legal fees and expenses, with respect to this Agreement, the other Transaction Documents, and the transactions contemplated hereby and thereby.
11.12    No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing herein express or implied will be construed to give any Person, other than the Parties of such permitted successors and assigns, any legal or equitable rights hereunder, except as provided in Article 9.
11.13    Disclosure Schedule; Exhibits. Any information set forth in one section of the Disclosure Schedule will be deemed to apply to other sections of the Disclosure Schedule only to the extent such disclosure is made in a way so as to make its relevance to such other section reasonably apparent from the face of such disclosure (notwithstanding the omission of a reference or cross-reference thereto). The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment, in and of itself, which such information is required by the terms hereof to be disclosed, is material to the Company. All schedules (including the Disclosure Schedule) and exhibits or annexes attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.
11.14    No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
11.15    Construction. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include,” “includes,” and “including” when used in this Agreement will be deemed to be followed by the phrase “without limitation” or “but not limited to”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits, Annexes, Schedules, appendices, and attachments will be deemed references to Articles and Sections of, and Exhibits, Annexes, Schedules, appendices, and attachments to, this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby,” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The term “$” will refer to the currency of the United States of America.
11.16    Recitals. The Recitals to this Agreement are incorporated as material provisions of this Agreement as if restated in full in this Agreement.

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11.17    Time of the Essence. Time is of the essence with respect to all time periods and dates set forth in or referenced in this Agreement and the other Transaction Documents.
11.18    Legal Representation. Each of the parties hereto acknowledges and agrees that DLA Piper LLP (“DLA”) has acted as counsel to the Company and Seller Parties in connection with the negotiation of this Agreement and consummation of the transactions contemplated hereby.
(a)    Purchaser (on behalf of itself and each of its Affiliates) hereby irrevocably waives and agree not to assert, and agrees to cause the Company and Seller Parties to irrevocably waive and not to assert, any conflict of interest arising from or in connection with (i) DLA’s prior representation of the Company and Seller Parties prior to and after the Closing. Each of the Purchaser and the Company agrees that after the Closing, DLA may represent the Seller Parties and/or their Affiliates in all matters related to the Transaction Agreements, including in respect of any indemnification claims pursuant to the Transaction Agreements.
(b)    Purchaser (on behalf of itself and each of its Affiliates) further agrees, on behalf of themselves and, after the Closing, on behalf of the Company, that all privileged communications in any form or format whatsoever between or among DLA, on the one hand, and the Company or Seller Parties, or any of their respective directors, officers, employees or other representatives, on the other hand, that relate in any way to the negotiation, documentation and consummation of the transactions contemplated hereby or any dispute arising under this Agreement, unless adjudicated to be not privileged by a court of law (collectively, the “Privileged Deal Communications”), shall remain privileged after the Closing and that the Privileged Deal Communications and the expectation of client confidence relating thereto shall belong solely to the Seller Parties, shall be controlled (including the ability to waive privilege) by the Agent on behalf of the Seller Parties and shall not pass to or be claimed by the Purchaser or the Company. To the extent that Purchaser or the Company receives or takes physical possession of any Privileged Deal Communications after the Closing, such physical possession or receipt shall not, in any way, be deemed a waiver by the Seller Parties, or any other Person, of the privileges or protections described in this Section 11.18.
(c)    In the event that a dispute arises between: (i) Purchaser or the Company; and (ii) a third party other than the Seller Parties, Purchaser or the Company may in their sole discretion: (A) assert attorney-client privilege to prevent disclosure of privileged materials to such third party by DLA and DLA shall not disclose such information; or (B) waive such privilege.

* * *

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IN WITNESS WHEREOF, the Parties have made and entered into this Agreement as of the date first hereinabove set forth.

PURCHASER:

DIGITAL TURBINE MEDIA, INC.

By:    /s/ William Stone
Name:    William Stone
Title:    CEO

SELLER:

ACME MOBILE, LLC

By: /s/ Jonathan Benjamin Martin Jackson
Name:    Jonathan Benjamin Martin Jackson
Title:    President

COMPANY:

MOBILE POSSE, INC.

By: /s/ Jonathan Benjamin Martin Jackson
Name:    Jonathan Benjamin Martin Jackson
Title:    Chief Executive Officer

EQUITYHOLDERS:

/s/ Jonathan Benjamin Martin Jackson
Jonathan Jackson

/s/ Stephen Sincavage
Stephen Sincavage

[Signature Page to Purchase Agreement]
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EXHIBIT A
Definitions
The following terms will have the following meanings for the purposes of this Agreement:
“Action” means any Claim by or before any Authority.
“Actual Cash Amount” will have the meaning set forth in Section 1.4(b)(v).
“Actual Indebtedness” will have the meaning set forth in Section 1.4(b)(v).
“Actual Transaction Expenses” will have the meaning set forth in Section 1.4(b)(v).
“Actual Working Capital” will have the meaning set forth in Section 1.4(b)(v).
“Actual Working Capital Shortfall” means the absolute value of the amount by which the Final Working Capital is less than the Working Capital Target.
“Actual Working Capital Surplus” means the amount by which the Final Working Capital is greater than the Working Capital Target.
“Adjustment Amount” will have the meaning set forth in Section 1.4(b)(vi).
“Affiliate” means, with regard to any Person, (a) any Person, directly or indirectly, controlled by, under common control of, or controlling such Person; (b) any Person, directly or indirectly, in which such Person holds, of record or beneficially, ten percent (10%) or more of the equity or voting securities; (c) any Person that holds, of record or beneficially, ten percent (10%) or more of the equity or voting securities of such Person; or (d) any director, officer or partner.
“Agreement” will have the meaning set forth in the Preamble.
“Antitrust Laws” means the Sherman Act, 15 U.S.C. §§ 1-7, as amended; the Clayton Act, 15 U.S.C. §§ 12-27, 29 U.S.C. §§ 52-53, as amended; the HSR Act; the Federal Trade Commission Act, 15 U.S.C. §§ 41-58, as amended; and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.
“Authority” means (a) any government, (b) any governmental, regulatory, or administrative body, agency, tribunal, commission, board, arbitrator, or authority, (c) any court or judicial authority, or (d) any public, private, or industry regulatory or accrediting authority, in each case, whether international, foreign, national, federal, provincial, state, local, or municipal.
“Benefit Plan” will have the meaning set forth in Section 2.17(a).

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“Breach”, “Breached”, or “Breaching” means (a) the violation of any covenant, agreement, Law, right, obligation, engagement, or duty, whether by commission or omission, (b) the failure to perform, refusal to perform, or prevention or hindrance of performance of, any covenant, agreement or obligation (c) the performance of any act which by covenant, agreement or duty must not be performed, (d) any breach, inaccuracy, or misstatement in any representation or warranty, or (e) any event which, with the passage of time or provision of notice, would constitute any of the above.
“Business” will have the meaning set forth in the Recitals.
“Business Day” means a day that is not a Saturday, Sunday or legal holiday on which banks are authorized or required to be closed in Austin, Texas.
“Business Intellectual Property” will have the meaning set forth in Section 2.19(a).
“Business Plan” means the financial business plan and projections of Net Revenue of the Company agreed upon by the Purchaser and the Seller Parties and set forth in a separate writing executed by the Purchaser and the Seller Parties as of the date hereof.
“Cash” means the aggregate amount of the cash and cash equivalents of the Company on the Closing Date determined in accordance with GAAP, which will be reduced by any and all uncleared checks, wire transfer, and drafts written by the Company but not yet cleared.
“Cause” for termination shall mean (i) conviction of, or plea of nolo contendere to, any felony or of any other crime involving dishonesty, moral turpitude, illegal drugs or dishonesty; (ii) material breach of the employment policies of the Company in effect as of immediately prior to the Closing, (iii) willful dishonesty, fraud, or misconduct with respect to the business or affairs of the Company that is detrimental to the Company, including, without limitation, any willful breach of fiduciary duty to the Company, or (iv) intentional and material damage to any property of the Company which results in material harm to the Company.
“CERCLA” means Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the Laws thereunder.
“Change” means any event, occurrence, development, condition, effect, state of facts, or change.
“Claim” means any action, claim, lawsuit, demand, suit, inquiry, hearing, known investigation, examination, audit, assessment, notice of proposed assessment, notice of deficiency, notice of a violation or noncompliance, litigation, proceeding, arbitration, appeals, or other dispute, whether civil, criminal, administrative, or otherwise.
“Closing” will have the meaning set forth in Section 7.1.
“Closing Cash Consideration Amount” will have the meaning set forth in Section 1.2(a).
“Closing Date” will have the meaning set forth in Section 7.1.

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“Closing Indebtedness Holder” means the holder of the Indebtedness Payoff Amount on Section 2.6(c) of the Disclosure Schedule.
“Closing Payment Amount” will have the meaning set forth in Section 1.3(a).
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” will have the meaning set forth in the Preamble.
“Company Accounts Receivable” will have the meaning set forth in Section 2.7.
“Company IT Assets” will have the meaning set forth in Section 2.19(m).
“Company Marks” will have the meaning set forth in Section 6.4.
“Company Parties” will have the meaning set forth in the Preamble.
“Company Products” will have the meaning set forth in Section 1.2(b)(vi).
“Company Sale” means (a) any sale of Securities of the Company to a purchaser that is not an Affiliate of the Purchaser, any merger, recapitalization, reorganization, combination, consolidation, or similar transaction involving the Company where, in each case, following such transaction any of the Securities of the Company are owned by a third party that is not an Affiliate of the Purchaser, (b) a sale of a material portion of the assets of the Company to a purchaser that is not an Affiliate of the Purchaser, in a single transaction or series of related transactions, or (c) any other transaction in which the power to direct the members of the Company’s board of directors is no longer held by the Purchaser, in a single transaction or series of related transactions.
“Company Securities” will have the meaning set forth in the Recitals.
“Confidential Information” will have the meaning set forth in Section 6.2(a).
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated December 13, 2019, by and between the Purchaser and the Company.
“Contaminants” will have the meaning set forth in Section 2.19(d).
“Contract” means any binding agreement, contract, commitment, instrument, document, certificate, or other binding arrangement or understanding, whether written or oral.
“Direct Claim” will have the meaning set forth in Section 9.5(a).
“Disclosure Schedule” means the disclosure schedule delivered by the Seller Parties to the Purchaser on the date of this Agreement.
“Disputed Amounts” will have the meaning set forth in Section 1.4(b)(ii).
“Domain Name” will have the meaning set forth in Section 2.19(l).

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“Earn-Out Objection Notice” will have the meaning set forth in Section 1.2(b)(v).
“Earn-Out Payments” will have the meaning set forth in Section 1.2(b).
“Earn-Out Periods” will have the meaning set forth in Section 1.2(b)(vi).
“Earn-Out Statement” will have the meaning set forth in Section 1.2(b)(iii).
“Employer Plan” will have the meaning set forth in Section 2.17(a).
“End Date” means March 16, 2020.
“Environmental Law” means any Law, Order, settlement agreement, or Authority requirement, which relates to or otherwise imposes liability or standards of conduct concerning: (a) the environment, natural resources, public health and safety, worker health and safety or Hazardous Substances, including discharges, emissions, releases or threatened releases of any Hazardous Substances or (b) the manufacture, processing, generation, distribution, use, treatment, storage, disposal, arrangement for disposal, recycling, release, discharge, cleanup, transport, handling of or exposure to Hazardous Substances, including CERCLA, the Superfund Amendments and Reauthorization Act of 1986, the Emergency Planning and Community Right-to-Know Act, the Hazardous Material Transportation Act, the Resource Conservation and Recovery Act of 1976, the Toxic Substances Control Act, the Federal Water Pollution Control Act, the Clean Air Act, the Safe Drinking Water Act, the Occupational Safety and Health Act, the Medical Waste Laws, any so called “Superlien” law, all as now or hereafter amended or supplemented, and the Laws promulgated thereunder, and any other similar Federal, state or local Laws.
“Equityholders” will have the meaning set forth in the Preamble.
“ERISA” will have the meaning set forth in Section 2.17(a).
“ERISA Affiliate” will have the meaning set forth in Section 2.17(c).
“Escrow Account” will have the meaning set forth in Section 1.3(d).
“Escrow Agent” means Wilmington Trust, and its successors and assigns, as provided in the Escrow Agreement.
“Escrow Agreement” will have the meaning set forth in Section 1.3(d).

“Escrow Funds” will have the meaning set forth in Section 1.3(d).
“Estimated Cash Amount” will have the meaning set forth in Section 1.4(a).
“Estimated Indebtedness” will have the meaning set forth in Section 1.4(a).
“Estimated Transaction Expenses” will have the meaning set forth in Section 1.4(a).

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“Estimated Working Capital” will have the meaning set forth in Section 1.4(a).
“Estimated Working Capital Shortfall” means the absolute value of the amount by which the Estimated Working Capital is less than the Working Capital Target.
“Estimated Working Capital Surplus” means the amount by which the Estimated Working Capital is greater than the Working Capital Target.
“Final Cash Amount” will have the meaning set forth in Section 1.4(b)(i).
“Final Closing Payment Amount” will have the meaning set forth in Section 1.4(b)(i).
“Final Indebtedness” will have the meaning set forth in Section 1.4(b)(i).
“Final Transaction Expenses” will have the meaning set forth in Section 1.4(b)(i).
“Final Working Capital” will have the meaning set forth in Section 1.4(b)(i).
“Financial Statement Date” means December 31, 2018.
“Financial Statements” will have the meaning set forth in Section 2.6(a).
“First Earn-Out Period” will have the meaning set forth in Section 1.2(b)(vi).
“Force Majeure Event” means any business, political or other conditions or acts generally affecting the U.S. economy as a whole or in the capital, credit or financial markets in general or in the markets in which the Purchaser or the Company participates that prevents the Purchaser’s ability to consummate external debt financing to enable the Purchaser to consummate the transactions contemplated hereby.
“Fraud” means the knowing and intentional misrepresentation or omission of fact (and not a constructive fraud, equitable fraud, negligent misrepresentation or omission, or any form of fraud premised on negligence) committed by a Person in the making of the representations and warranties in this Agreement (as modified by the Disclosure Schedules) with the intent of deceiving the other Person to enter into this Agreement.
“Fundamental Representations” will have the meaning set forth in Section 9.1.
“Funds Flow” means that certain Funds Flow and Closing Agreement, dated as of the Closing Date, by and among the Purchaser, the Seller, the Company, and the Equityholders.
“GAAP” means U.S. generally accepted accounting principles, consistently applied.
“General Enforceability Exceptions” means those exceptions to enforceability due to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding at Law or in equity).

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“General Escrow Amount” will have the meaning set forth in Section 1.3(d).
“General Escrow Funds” will have the meaning set forth in Section 1.3(d).
“Government Contract” means any bid, quotation, proposal, Contract, work authorization, lease, commitment or sale or purchase order of the Company that is with the United States government, any Authority, including all Contracts and work authorizations to supply goods and services to the United States government or any other Authority.
“Governmental Consents” will have the meaning set forth in Section 2.5(b)
“Guarantee” means any guarantee or other contingent liability solely with respect to such guarantee (other than any endorsement for collection or deposit in the ordinary course of business), direct or indirect with respect to any obligations of another Person, through a Contract or otherwise, including (a) any endorsement or discount with recourse or undertaking substantially equivalent to or having economic effect similar to a guarantee in respect of any such obligations and (b) any Contract (i) to purchase, or to advance or supply funds for the payment or purchase of, any such obligations, (ii) to purchase, sell or lease property, products, materials or supplies, or transportation or services, in respect of enabling such other Person to pay any such obligation or to assure the owner thereof against loss regardless of the delivery or nondelivery of the property, products, materials or supplies or transportation or services, or (iii) to make any loan, advance or capital contribution to or other investment in, or to otherwise provide funds to or for, such other Person in respect of enabling such Person to satisfy an obligation (including any liability for a dividend, stock liquidation payment or expense) or to assure a minimum equity, working capital or other balance sheet condition in respect of any such obligation.
“Hazardous Substances” will be construed broadly to include any toxic or hazardous substance, material or waste, any petroleum or petroleum products, radioactive materials, asbestos, urea formaldehyde foam insulation, mold, microbial Contaminants, polychlorinated biphenyls, dielectric fluid containing levels of polychlorinated biphenyls, radon gas, used electronics or e-wastes, leaded glass, cathode ray tubes, used or discarded circuit boards, any chemicals, materials or substances defined or included in the definition of “hazardous substances,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or words of similar import, under any applicable Environmental Law, any other chemical, material or substance, exposure to which is prohibited, limited, or regulated by any Authority under any Environmental Law and any other contaminant, pollutant or constituent thereof, the presence of which requires investigation or remediation under any Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Identified Contract” means the Contract listed as item 1 on Section A-7 of the Disclosure Schedule.
“Identified Party” means the Company’s counterparty to the Identified Contract.

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“Immediate Family Member” means any individual related by blood, marriage, or adoption to any such Person.
“Incidental Licenses” means any: (a) permitted use in a confidentiality or nondisclosure agreement entered into in the Ordinary Course of Business; (b) license with current and former employees or independent contractors of Company on standard terms in the Ordinary Course of Business (such as a back-up license to an Intellectual Property assignment provision or a license for an employee, contractor or other Person to use Business Intellectual Property to perform services for Company); (c) non-exclusive license granted by Company in the Ordinary Course of Business; (d) licenses that arise as a matter of law by implication as a result of sales of products and services by Company; or (e) any non-exclusive license that is merely incidental to the transaction contemplated in such license, the commercial purpose of which is primarily for something other than such license, such as: (i) a sales or marketing Contract that includes an incidental license to use the trademarks of Company for the purposes of advertising and selling Company’s products or services during the term of and in accordance with such Contract; or (ii) a Contract to purchase or lease equipment, such as a phone system, photocopier, printer, scanner, computer, or mobile phone that also contains a license of Intellectual Property.
“Indebtedness” with respect to any Person means any obligation of such Person for borrowed money, but in any event will include, without duplication: (i) indebtedness under any credit or loan agreement (including any indebtedness constituting a reimbursement obligation on account of all issued and outstanding letters of credit, whether drawn or undrawn, regardless of the purpose for which any such letter of credit may have been issued) or issued in substitution for or exchange of indebtedness for borrowed money, in each case, whether or not current, short-term or long-term, secured or unsecured, or any Guarantee thereof; (ii) any obligation of the Company evidenced by any note, bond, debenture, guaranty, or other debt security; (iii) any obligation of the Company for the cost of property or other assets constructed or of improvements thereto (but excluding trade accounts payable arising in the Ordinary Course of Business); (iv) any obligation of the Company issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable arising in the Ordinary Course of Business); (v) any obligation of the Company under capital leases or synthetic leases with respect to which the Company is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations the Company assures a creditor against loss; (vi) any obligation of the Company for borrowed money secured by a Lien (other than Permitted Liens) on any assets of the Company; (vii) any liabilities of the Company with respect to interest rate swaps, collars, caps and similar hedging obligations; (viii) all unpaid interest, premiums, penalties, redemption costs and other charges in respect of the foregoing; and (ix) any Guarantees of such Person of any item under (i) – (viii) above of another Person.
“Indebtedness Payoff Amount” means the aggregate outstanding balance of any Indebtedness owed by the Company as of the Closing Date and any prepayment penalties and other amounts due to fully repay and retire such Indebtedness.
“Indemnified Taxes” means, except to the extent a Non-Indemnified Tax, (i) any and all Taxes imposed on or with respect to the Company attributable to any Pre-Closing Tax Period, (ii) any and all Taxes of any Person (other than the Company) imposed on or with respect to the Company

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as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing, (iii) any and all withholding, payroll, social security, unemployment or similar Taxes attributable to any payments that are contingent upon or payable as a result of the transactions contemplated by the Transaction Documents, (iv) without any duplication, any liability for Taxes resulting from the inaccuracy of any representation in Section 2.14 and (v) Seller’s one-half share of any Transfer Taxes pursuant to Section 8.5.
“Indemnitee” will have the meaning set forth in Section 9.5(a).
“Indemnitor” will have the meaning set forth in Section 9.5(a).
“Independent Accountant” will have the meaning set forth in Section 1.4(b)(iv).
“Intellectual Property” means all domestic and foreign patents, patent applications, trademarks, service marks and other indicia of origin, trademark and service mark registrations and applications for registrations thereof, copyrights, copyright registrations and applications for registration thereof, Internet domain names and universal resource locators, Trade Secrets, inventions (whether or not patentable), invention disclosures, moral and economic rights of authors and inventors (however denominated), technical data, customer lists, corporate and business names, trade names, trade dress, brand names, know-how, show-how, mask works, formulae, methods (whether or not patentable), designs, processes, procedures, technology, source codes, object codes, computer software programs, databases, data collectors and other proprietary information or material of any type, whether written or unwritten (and all analogous rights and all goodwill associated with, and all priority claims, renewals, derivatives, improvements, and refinements of any of the foregoing in any jurisdiction throughout the world).
“Interim Financial Statements” will have the meaning set forth in Section 2.6(a).
“Interim Period” means the period commencing on the date of this Agreement and ending on the earlier to occur of the Closing or the termination of this Agreement in accordance with Article 10.
“IRS” means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.
“Key Holder” means each of Jonathan Jackson and Stephen Sincavage.
“Knowledge of the Company” means the actual knowledge of any Key Holder after reasonable inquiry. With respect to Intellectual Property, “Knowledge of the Company” and similar phrases do not require any Person to conduct, have conducted, obtain, have obtained or review any freedom-to-operate opinions or similar opinions of counsel or any patent, trademark or other Intellectual Property clearance searches or reviews.
“Latest Balance Sheet” will have the meaning set forth in Section 2.6(a).

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“Law” means any foreign or domestic federal, state or local law, statute, code, ordinance, regulation, rule, consent agreement, directive, constitution or treaty of any Authority, including common law and any judicial interpretation thereof.
“Legal Proceeding” means any Claim commenced, brought, conducted or heard by or before any Authority.
“Letter of Intent” means that certain letter of intent, dated January 6, 2020, between the Purchaser, the Seller and the Company.
“Lien” means any (a) security interest, lien, mortgage, pledge, hypothecation, encumbrance, Claim, easement, charge, restriction on transfer or otherwise, or interest of another Person of any kind or nature, including any conditional sale or other title retention Contract or lease in the nature thereof; (b) any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute; and (c) any subordination arrangement in favor of another Person.
“Limitation Carve-Outs” will have the meaning set forth in Section 9.2(a).
“Limited License” will have the meaning set forth in Section 2.19(d).
“Limited License Software” will have the meaning set forth in Section 2.19(d).
“Losses” means any and all losses, liabilities, penalties, demands, claims, damages, payments, Taxes, causes of action, costs, and expenses (including reasonable documented out-of-pocket costs and expenses of Legal Proceedings, including reasonable attorneys’ fees and accountants’ fees and disbursements incurred in investigating actual Legal Proceedings or Claims threatened in writing in defending against any such Legal Proceedings or in enforcing a party’s rights hereunder) excluding, in each case, punitive and exemplary damages, unless, in each case, such damages are awarded by a court in a Third Party Claim).
“Material Adverse Effect” means any Change that, together with one or more other Changes, is or would reasonably be expected to have a material adverse effect on the business, assets, results of operations, prospects or condition (financial or otherwise) of the Company individually or taken as a whole; provided, that any adverse Change attributable to any of the following will not constitute, and will not be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) the execution, delivery, announcement, or pendency of this Agreement or the transactions contemplated by this Agreement; (b) business, political, or other conditions generally affecting the industry or segments therein in which the Company participates, or changes in the U.S. economy as a whole or in the capital, credit or financial markets in general or in the markets in which the Company operates; (c) any change in GAAP or any change in applicable Laws or the interpretation or enforcement thereof by an Authority; (d) actions required to be taken in order to comply with applicable Laws or Contracts; (e) any action taken in connection with obtaining regulatory or third party approvals, licenses, or consents or any Change resulting therefrom; (f) any acts of war (whether or not declared), armed hostilities, sabotage or terrorism or the continuation, escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened

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or underway as of the date of this Agreement; or (g) any earthquakes, hurricanes, floods or other natural disasters, acts of God or force majeure events; except, in (b), (c) or (d) above, any change that has a disproportionate impact on the Company as compared to other companies or businesses in the industry in which such member operates.
“Material Contract” will have the meaning set forth in Section 2.10.
“Material Customer” will have the meaning set forth in Section 2.24.
“Material Supplier” will have the meaning set forth in Section 2.24.
“Negotiation Period” will have the meaning set forth in Section 1.4(b)(iii).
“Net Revenues” will have the meaning set forth in Section 1.2(b)(vi).
“Non-Indemnified Taxes” means, (i) to avoid double counting, any net Tax amounts included in the calculation of Final Indebtedness, Final Working Capital or Final Transaction Expenses; (ii) any Taxes attributable to any amendment, re-filing or other modification of any Tax Return filed prior to the Closing Date for a taxable period ending on or before the Closing Date or for a Straddle Period without the prior written consent of the Seller (such consent not to be unreasonably conditioned, withheld, or delayed); (iii) any Taxes attributable to any election pursuant to Section 336 or Section 338 of the Code with respect to Purchaser’s acquisition of the Securities pursuant to this Agreement; (iv) any Taxes attributable to the changing or revoking after the Closing Date of any election made on a Tax Return filed prior to the Closing Date with respect to any Pre-Closing Tax Period without the prior written consent of the Seller (such consent not to be unreasonably conditioned, withheld or delayed); and (v) Purchaser’s one-half share of any Transfer Taxes pursuant to Section 8.5.
“Notice of Claim” will have the meaning set forth in Section 9.5(a).
“Objection Notice” will have the meaning set forth in Section 1.4(b)(ii).
“Options” means any subscription, option, right, security, Contract, commitment, understanding, stock appreciation right, phantom stock option, profit participation or arrangement by which a Person is bound to issue any additional shares of its capital stock or an interest in the equity or equity appreciation of a Person or rights pursuant to which any Person has a right to purchase capital stock or an equity interest in another Person.
“Order” means any writ, decree, order, judgment, stipulation, injunction, determination, rule, ruling, Lien, voting right, consent of or by an Authority.
“Ordinary Course Agreement” means any agreements entered into in the Ordinary Course of Business for which Taxes are not a principal subject matter, such as customary agreements with customers, vendors, lenders, or lessors.
“Ordinary Course of Business” means, in respect of any Person, the ordinary course of such Person’s business, as conducted by any such Person reasonably consistent with past practice.

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“Organizational Documents” means (a) with respect to a corporation, the certificate or articles of incorporation and bylaws; (b) with respect to any other entity, any charter or similar document adopted or filed in connection with the creation, formation, or organization of such entity (including any limited partnership agreement or limited liability company agreement); and (c) any amendment to any of the foregoing
“Party” or “Parties” will have the meanings set forth in the Preamble.
“Payoff Letter” will have the meaning set forth in Section 1.3(b).
“PEO Plan” will have the meaning set forth in Section 2.17(a).
“Permits” means all permits, licenses, registrations, accreditations, certifications, provider numbers, certificates, Orders, immunities, privileges, exemptions, classifications, authorizations, qualifications, approvals, or similar rights (or any waivers of the foregoing), in each case, required or issued by any Authority, and all pending applications therefor or renewals thereof.
“Permitted Liens” means (a) statutory Liens not yet delinquent and immaterial in amount; (b) Liens reflected in the Financial Statements or the notes thereto; (c) mechanics’, carriers’, workers’, repairmen’s, warehousemen’s, or other similar Liens arising in the ordinary course of business in respect of obligations not overdue and immaterial in amount or which are being contested in good faith and covered by a bond in an amount at least equal to the amount of the Lien; and (d) non-exclusive licenses of Intellectual Property in the Ordinary Course of Business and, if such license pertains to software, is object code only.
“Person” means any corporation, partnership, joint venture, limited liability company, organization, entity, Authority or natural person.
“Personal Information” will have the meaning set forth in Section 2.16(a).
“Policies” means all Contracts that insure (a) the Company’s properties, plants and equipment for loss or damage; and (b) the Company or its officers, managers, directors, employees, or agents against any liabilities, losses, or damages (or lost profits) for any reason or purpose.
“Post-Closing Statement” will have the meaning set forth in Section 1.4(b)(i).
“Pre-Closing Return” will have the meaning set forth in Section 8.1.
“Pre-Closing Statement” will have the meaning set forth in Section 1.4(a).
“Pre-Closing Tax Period” means any taxable year or period that ends on or before the Closing Date, and the portion of any Straddle Period ending on and including the Closing Date.
“Privacy Laws” will have the meaning set forth in Section 2.16(a).
“Property Taxes” means real property, personal property, ad valorem, or similar Taxes.

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“Public Company Investments” means any personal investments by any Seller Party or such Person’s Immediate Family Members in any corporation having a class of equity securities registered pursuant to the Securities Exchange Act of 1934, as amended, which are publicly owned and regularly traded on any national securities exchange or over-the-counter market in which none of the Seller Parties nor any group of Persons including any of the Seller Parties in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations or otherwise takes part in its business other than exercising his or her right as a shareholder or seeks to do any of the foregoing.
“Purchase Price” will have the meaning set forth in Section 1.2.
“Purchaser” will have the meaning set forth in the Preamble.
“Purchaser Indemnified Parties” will have the meaning set forth in Section 9.3.
“R&W Insurance Binder” means the binder agreement for the R&W Insurance Policy, dated and effective as of the date hereof, a copy of which with the draft of the R&W Insurance Policy is attached hereto as Exhibit D.
“R&W Insurance Policy” means the buy-side representations and warranties insurance policy underwritten by AIG Specialty Insurance Company and provided to the Purchaser attached hereto as Exhibit D, effective as of this date, in substantially the form attached in draft to the R&W Insurance Binder, which includes, among other things, an express waiver of subrogation rights against the Seller Parties and their Affiliates, and their respective directors, officers, employees, advisors, agents, managers, attorneys, partners, and managers, except and only to the extent of the Fraud by knowing misrepresentation of any such Person in the making of the representations and warranties in Articles II and III herein, and then only with the right to subrogate against such Person. The foregoing Persons shall be express third party beneficiaries of such anti-subrogation provision.
“Real Property Leases” will have the meaning set forth in Section 2.12.
“Representative” means, with respect to any Person, any director, officer, manager, member, equity holder, principal, attorney, employee, agent, advisor, consultant, accountant, contractor, or any other Person acting in a representative capacity for such Person.
“Restricted Area” means the United States of America and anywhere else in the world.
“Restricted Period” will have the meaning set forth in Section 6.2(b)(ii).
“Review Period” will have the meaning set forth in Section 1.4(b)(i).
“Second Earn-Out Period” will have the meaning set forth in Section 1.2(b)(vi).
“Securities” means (a) any partnership interests, (b) any limited liability company interests or units, (c) any shares of capital stock, (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, (e) any Options or commitments of any kind or character relating to, or entitling any Person

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or entity to purchase or otherwise acquire limited liability company interests or units, capital stock, or any other equity securities, (f) any warrants, (g) any securities convertible into or exercisable or exchangeable for partnership interests, limited liability company interests or units, capital stock, or any other equity securities, or (h) any other interest classified as an equity security of a Person.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller” will have the meaning set forth in the Preamble.
“Seller Parties” will have the meaning set forth in the Preamble.
“Special Escrow Amount” will have the meaning set forth in Section 1.3(d).
“Special Escrow Funds” will have the meaning set forth in Section 1.3(d).
“Specified Matter” means the matter listed as item 1 in Section 2.13 of the Disclosure Schedule.
“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.
“Subsidiary” of any Person means another Person with respect to which such Person owns, directly or indirectly, at least 50% of the capital stock, capital interests, profits interests or other equity or has the power, directly or indirectly, to elect a majority of the members of the board of directors (or similar governing body).
“Tangible Personal Property” will have the meaning set forth in Section 2.11(b).
“Tax” or “Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, escheat or unclaimed property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
“Tax Representations” will have the meaning set forth in Section 9.1.
“Tax Returns” means federal, state, foreign and local Tax reports, returns, information returns and other documents (including any amendments thereto) related to Taxes.
“Taxing Authority” means any Authority or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax.
“Third Party Claim” will have the meaning set forth in Section 9.5(a).
“Third Party Consents” will have the meaning set forth in Section 2.5(a).

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“Trade Secrets” means all trade secrets, know-how, confidential information, inventions and discoveries, ideas, processes, proprietary information, customer lists, technical information, information that derives economic value from not being generally known, and any other information that would constitute a trade secret as defined in the Uniform Trade Secrets Act and under corresponding foreign statutory Law and common law.
“Transaction Documents” means this Agreement, the Disclosure Schedule, the schedules, exhibits, annexes, and attachments to this Agreement, the Escrow Agreement, the Funds Flow, the Business Plan and each other agreement, document, certificate, and instrument being delivered pursuant to this Agreement, including the documents and instruments to be delivered by the Parties pursuant to Article 7.
“Transaction Expenses” means: (a) all costs, fees, and expenses (including legal, accounting, investment banking, broker’s, finder’s and other professional or advisory fees and expenses) incurred by the Company or the Seller Parties arising from, in connection with, or incident to negotiating and preparing this Agreement and the other Transaction Documents and in closing and carrying out the transactions contemplated hereby and thereby that remain unpaid as of the Closing, (b) 50% of the costs, fees, and expenses incurred in connection with the Escrow Account, (c) 50% of the costs, fees and expenses incurred in connection with the R&W Insurance Policy, (d) the costs, fees and expenses incurred in connection with the D&O Tail Policy, (e) any obligation of the Company on account of any severance plans, bonus plans, employment agreements, change in control bonuses, or any other plan, agreement, or arrangement to which the Company is a party, which liability is payable or becomes due as a result of or in connection with the transactions contemplated hereby; and (g) the employer’s share of any employment, payroll, or similar Taxes imposed on the Purchaser or the Company with respect to any severance plans, bonus plans, employment agreements, change in control bonuses or any other plan, agreement, or arrangement to which the Company is a party, which liability is payable or becomes due or in connection with as a result of the transactions contemplated hereby.
“Transfer Taxes” means all stock transfer Taxes, sales Taxes, use Taxes, documentary stamp Taxes, recording charges and other similar Taxes, charges, fees or other amounts arising in connection with the transactions contemplated by this Agreement.
“True-Up Calculation” will have the meaning set forth in Section 1.2(b)(iii).
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and the rules and regulations promulgated thereunder.
“Working Capital” means an amount equal to (a) the amount of the current assets (excluding Cash, receivables due from any Affiliates of the Company and deferred Tax assets) of the Company as of the Closing Date, minus (b) the amount of the current liabilities (including accounts payable (other than non-compensation and non-benefits payables owed to any Affiliates of the Company), but excluding Indebtedness and Transaction Expenses and deferred Tax liabilities) of the Company as of the Closing Date, in each case, calculated in accordance with GAAP.
“Working Capital Target” means $2,976,736.

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